CHENIERE ENERGY, INC.

                                                                TWO ALLEN CENTER
                                                   1200 SMITH STREET, SUITE 1740
                                                       HOUSTON, TEXAS 77002-4312
                                                                  (713) 659-1361
                                                             FAX: (713) 659-5459



January 6, 1999


Beta Oil & Gas, Inc.
901 Dove Street, Suite 230
Newport Beach, CA  92660
Attention:  Mr. Steve Antry, President

         Re:      Prospect "Cobra" (Formerly "Pelican")
                  Offshore - West Cameron Area, Louisiana

Gentlemen:


         When accepted by you in the manner provided below, this letter shall evidence the agreement between you (sometimes hereinafter referred to as "Beta") and Cheniere Energy, Inc., (hereinafter referred to as "Cheniere") with respect to (1) your acquiring from Cheniere a certain undivided interest in and to the Oil, Gas and Mineral Leases described on Exhibit "A" attached hereto and made a part hereof (the "Leases"), which Leases cover lands comprising the prospect known to Cheniere as the Cobra Prospect, and (2) your participation in the drilling of a test well on the Cobra Prospect in the manner hereinafter described. The geographical area covered by the Cobra Prospect is shown on Exhibit "A," on which it is depicted as the yellow shaded "Lease Block" (hereinafter referred to as the "Cobra Lease Block").



                                       1.


         Cheniere represents that it owns a 50% interest in and to the Leases. In consideration of the sum of $312,000, which Beta agrees to pay and deliver to Cheniere simultaneously with Beta's execution of this Letter Agreement, and Beta's undertakings as hereinafter set forth, Cheniere has agreed and does hereby agree to assign to Beta, an undivided 15.0% of 8/8ths interest in and to the Leases. The assignment to you of interests pursuant to this Paragraph shall be made immediately after Cheniere's receipt of (i) your payment to Cheniere of the amount set forth above, (ii) an original counterpart of this Letter Agreement duly executed by you, (iii) an Operating Agreement, in the form attached as Exhibit "C" (the "Operating Agreement"), duly executed by you; and
(iv) the authority for expenditure for the Test Well set forth in Exhibit A duly executed by you. Except as to claims by, through, or under Assignor, but not otherwise, the assignments herein provided for shall be without warranty, either express or implied, and shall be made expressly subject to the terms and provisions of this Letter Agreement and the Operating Agreement. The form of the assignment shall be the same or substantially similar to the form of assignment attached hereto as Exhibit "B."



                                       2.




         All operations on the Cobra Lease Block or the area of mutual interest ("AMI") created in the Operating Agreement, including the drilling of a test well as provided in Section 3 below (the "Test Well"), will be governed by the Operating Agreement; provided, however, if on any matter there is a conflict between the Operating Agreement and this Letter Agreement, the Letter Agreement shall prevail. Initially, Zydeco Exploration, Inc. ("Zydeco") shall be designated as operator under the Operating Agreement. Zydeco may resign or be replaced as operator in accordance with the provisions of the Operating Agreement; provided, however, that if Zydeco resigns or is replaced as operator prior to completion or abandonment of the Test Well and the successor operator selected under the Operating Agreement is not acceptable to Beta, then, for a period of thirty (30) days after appointment of such successor operator, Beta may elect to reassign to Cheniere its interests in the Leases, and any other interests acquired within the Cobra Lease Block or AMI, and Cheniere shall, contemporaneously with receipt of such reassignment, return to Beta the purchase price therefor. If such reassignment right is not timely exercised, it shall be deemed waived.



                                       3.


         Beta has agreed, and does hereby agree to participate in the manner set forth below in the drilling of a Test Well for the Cobra Prospect at the location and to the Contract Depth described in Exhibit "A." Prior to the spudding of the Test Well, Cheniere may change the location or Contract Depth for the Test Well, provided that if Beta does not approve such change it may, within fourteen (14) days of receipt of notice thereof, reassign to Cheniere its interests in the Leases, and any other interests acquired within the Cobra Lease Block or AMI, and Cheniere shall, contemporaneously with receipt of such reassignment, return to Beta the purchase price therefor. If such reassignment right is not timely exercised, it shall be deemed waived.


         Beta has agreed and does hereby agree to pay and bear 20.0% of all risks, costs and expenses incurred in connection with the drilling of the Test Well to Contract Depth; in logging and testing the Test Well; and, in plugging and abandoning the Test Well if a completion attempt is not made. The costs and expenses of drilling the Test Well shall include, but without limitation by enumeration, the costs incurred in obtaining a drill site surface lease, examining and clearing title on the surface location (and, if the Test Well is directionally drilled, the lease covering the bottom hole location), staking the location, preparing the location and drilling to Contract Depth and evaluating the well. A detailed estimate of costs of drilling the Test Well to Contract Depth is included in Exhibit "A", but such information is merely an estimate and shall not be deemed a limitation or cap on such costs or on either party's responsibility therefor. An estimate of completion cost will be provided prior to spudding the Test Well.


         If after reaching Contract Depth in the Test Well, Beta elects to participate in a completion attempt of the Test Well, 15% of all risks, costs and expenses incurred in connection with such completion, together with the risks, costs and expenses of plugging and abandoning such well in the event completion is unsuccessful, shall be borne by Beta.


         If the Test Well is not commenced within 120 days after the date hereof, then, for a period of thirty (30) days thereafter, Beta may reassign to Cheniere its interest in the Leases, and any other interests acquired within the Cobra Lease Block and AMI, and Cheniere shall, contemporaneously with receipt of such reassignment, return to Beta the purchase price therefor. If such reassignment right is not timely exercised, it shall be deemed waived.



                                       4.

         If, after commencing a Test Well, but before reaching Contract Depth, there should be encountered conditions or formations, whether natural or mechanical, which render further drilling of the Test Well either impossible or impractical, so that operations on the Test Well are abandoned, a Substitute Well may be commenced not later than 90 days following the abandonment of Test Well. Such Substitute Well shall be considered and deemed for all purposes (including, without limitation, the apportionment between the parties of the costs and expenses incurred in connection therewith) a continuation of the drilling of the Test Well and as though it were the well for which it is the substitute.



                                       5.

         If Beta elects not to participate in the Substitute Well, then Beta shall be deemed to have forfeited all rights and interest in and to the Leases and any other leases, fee mineral interests or other oil and gas interests or contractual rights covering or appurtenant to lands in the Cobra Lease Block and the AMI, and shall, within ten (10) days after (i) receipt of notice of the commencement of the Substitute Well or (ii) the expiration of the 90 day period for commencement of a Substitute Well, as the case may be, assign to Cheniere all of such rights and interests.


                                       6.

         It is recognized that (i) although title will be examined on the drill site surface and bottom hole location tracts for the Test Well prior to commencement of drilling thereof, title will not be examined as to other lands lying within the Cobra Lease Block or the AMI until such time as wells are proposed to be drilled thereon, and (ii) there possibly may be unleased interests in other tracts of land within the Cobra Lease Block. You acknowledge that Cheniere has advised you of any currently unleased interests known to Cheniere which may exist within the Cobra Lease Block, but Cheniere makes no representation or warranty, express or implied, as to the completeness or accuracy of such information, and your reliance thereon is at your sole risk. If any such unleased interests are now known or become known to Cheniere to exist prior to completion or abandonment of the Test Well, Cheniere agrees to make a good faith effort to acquire Oil, Gas and Mineral Leases covering such unleased interests under such terms and conditions as are reasonably acceptable to Cheniere. Undivided interests in such leases acquired by Cheniere shall be offered to Beta pursuant to the AMI provision of the Operating Agreement.


                                       7.

         The notices provided for in this agreement shall be in writing and delivered by certified U.S. mail, return receipt requested, telecopy, or overnight courier or messenger with receipt confirmation, to the addresses below:


                              CHENIERE ENERGY, INC.
                                Two Allen Center
                          1200 Smith Street, Suite 1740
                                Houston, TX 77002
                            Attn: Walter L. Williams
                              phone (713) 659-1361
                               fax (713) 659-5459


                              BETA OIL & GAS, INC.
                           901 Dove Street, Suite 230
                             Newport Beach, CA 92660
                                Attn: Steve Antry
                              phone (949) 752-5212
                               fax (949) 752-5757


Notices hereunder shall be deemed made upon receipt.

                                       8.

         Beta shall have the right to review in Cheniere's office all Fairfield spec data pertaining to the Cobra Prospect under the terms and conditions set out in the Master and Supplemental Licensing Agreement covering such data by and between Fairfield Industries and Cheniere Energy, Inc. dated January 28, 1998, and Beta agrees to comply with all such terms and conditions. At Beta's request and at Beta's cost Cheniere will endeavor to secure a Partners License to such data for Beta. Subject to Beta's continued compliance with the previously executed Confidentiality Agreement, dated September 14, 1998, Beta shall have access to proprietary seismic data acquired by Cheniere covering the Cobra Prospect in Cheniere's offices during Cheniere's normal business hours; provided, however, that if Beta reassigns interests to Cheniere rights pursuant to this Agreement, Beta shall return all interpretations, maps, seismic sections or other data, information, reports, analyses or opinions generated by Beta or its consultants, contractors or agents using, based upon or derived from such data, and Beta shall cause all such materials to be removed from Beta's workstations and computer systems.


                                       9.

         This agreement is made subject to all valid, applicable laws, rules, orders and regulations, of any duly constituted Federal, State or local regulatory body or authority having jurisdiction thereof, and all development and operations hereunder shall be in conformity therewith.


                                       10.

         The provisions hereof shall inure to the benefit and are binding upon the parties hereto, and to their respective successors and assigns.


                                       11.


         Prior to the date hereof, Beta acquired an interest in State Leases No. 16187 and 16188, Sabine Pass Block 3, Offshore Louisiana. Beta and Cheniere expressly agree that, notwithstanding anything herein or in the Operating Agreement to the contrary, such State Leases are hereby excluded from the AMI.


                                       12.


         The parties agree that this Agreement shall be deemed confidential and shall not be revealed to any third party except (i) to the extent disclosure may be required by law, including, without limitation, disclosures in registration statements or other filings with the Securities and Exchange Commission; (ii) disclosures in any judicial or alternative dispute resolution proceeding concerning the terms hereof; (iii) disclosures to bona fide prospective investors, lenders, successors or assigns of a party, upon such third parties' execution of a confidentiality agreement in form and substance reasonably acceptable to the parties hereto; and (iv) disclosures with the written consent of the other party, which consent shall not be unreasonably withheld.



                                       13.


         All assignments of interests by Beta to Cheniere pursuant to this Agreement shall be made by assignment reasonably acceptable to Cheniere and free of all claims, burdens or encumbrances by through, or under Beta, other than royalties, overriding royalties, back-ins or like interests reserved by third parties in farmout agreements, assignments or grants of such interests to Beta. If Beta reassigns interests to Cheniere pursuant to this Agreement, then Beta agrees (i) to maintain the confidentiality of all information in Beta's possession concerning the Cobra Prospect; and (ii) for a period of three (3) years after the date hereof, not to acquire oil and gas interests (including, without limitation, leasehold interests, fee mineral interests, net profits interests, royalty or overriding royalty interests, farmouts or other interests) covering lands within the Cobra Lease Block or the AMI. If, notwithstanding the foregoing, Beta acquires such interests, then within fourteen (14) days after receipt of assignments or conveyances of such interests, Beta shall in writing offer to assign such interests to Cheniere upon Cheniere's payment to Beta of Beta's acquisition costs therefor, documentation of which shall be furnished by Beta to Cheniere. Cheniere shall have thirty (30) days after receipt of such notice in which to elect whether to acquire such interest. If Cheniere does not tender the purchase price for such interests within such period, Cheniere shall be deemed to have elected not to acquire such interest. Beta shall deliver executed and acknowledged assignments of such interests to Cheniere contemporaneously with Cheniere's payment of the purchase price therefor.


                                       14.


         Time is of the essence in the performance of this Agreement.



         If the foregoing is your understanding of our agreement, please evidence your acceptance of this agreement by executing in the space provided below for your signature.


                                   Sincerely,

                                                     CHENIERE ENERGY, INC.




                                                     /s/Walter L. Williams
                                                     President & CEO



AGREED TO AND ACCEPTED THIS _____ DAY OF _______________, 1999.


BETA OIL AND GAS, INC.




/s/Steve Antry
President & CEO

                                    EXHIBIT A
                                       to
                 COBRA PROSPECT AGREEMENT, DATED JANUARY 6, 1999
                       (CONFIDENTIAL TREATMENT REQUESTED)

Exhibit B
Cobra Prospect





                                   EXHIBIT "B"

(Attached to and made a part of that certain Letter Agreement dated January 6, 1998 by and between Cheniere Energy, Inc., as Operator, and Beta Oil & Gas, Inc., as Non-Operator.)
                        ASSIGNMENT OF UNDIVIDED INTEREST
                         IN OIL, GAS AND MINERAL LEASES

THE STATE OF LOUISIANA     )
                           )             KNOW ALL MEN BY THESE  PRESENTS, THAT:
PARISH OF CAMERON          )

         WHEREAS, Cheniere Energy, Inc. is the owner of record of an interest in the Oil, Gas and Mineral Leases and the Lease Option described in Exhibit "A" and made a part hereof, which leases may be referred to in this assignment as "Subject Leases"; and
         WHEREAS, pursuant to the terms and provisions of that certain unrecorded Letter Agreement by and between Cheniere Energy, Inc. ("Cheniere") and Beta Oil & Gas, Inc. ("Beta") dated January 6, 1999, and pertaining to the leases described in Exhibit "A," Cheniere has agreed to assign and convey to Beta and Beta has agreed to acquire from Cheniere, subject to the terms and provisions hereinafter set forth, an undivided 15% interest in and to Subject Leases.
         NOW THEREFORE, in consideration of $1,000.00 and other good and valuable considerations, paid by Assignee to Assignor, the receipt, seriousness and sufficiency of which is hereby acknowledged by Assignor, Cheniere, as Assignor, does hereby assign, transfer and convey unto Beta, as Assignee, an undivided 15% interest in and to Subject Leases.
         This assignment is made by Assignor and is accepted by Assignee subject to and the parties hereto agree to be bound by the terms and provisions of the above described unrecorded Letter Agreement and the Joint Operating Agreement, which is attached thereto as Exhibit "C."
         This assignment is made subject to and Assignee agrees to bear its pro-rata part of the royalties and leasehold obligations provided for in Subject Leases and of the overriding royalties, if any, that are described in Exhibit "A" hereof, following the description of each of Subject Leases. Assignor represents and warrants to Assignee that each of Subject Lease is burdened only with the royalty and overriding royalty, if any, set forth following the description of each lease in Exhibit "A."
         This assignment is made without warranty, either express or implied, not even for the return of purchase price paid by Assignee to Assignor, but with full substitution and subrogation, to the extent of the interest herein assigned, to the rights and actions of warranty granted Assignor under the terms of Subject Leases or by Assignor's predecessors-in-title.
IN TESTIMONY WHEREOF, this instrument is executed this ________ day of _____________________________, 19 ______, in the presence of the undersigned competent witnesses.

WITNESSES:

-----------------------------------
                                          --------------------------------
------------------------------------

------------------------------------
                                            ---------------------------------
------------------------------------

                                EXHIBIT C

(ATTACHED TO AND MADE A PART OF THAT CERTAIN EXPLORATION AGREEMENT COVERING
 THE FORMOSA GRANDE PROJECT DATED AUGUST 1, 1997, BY AND BETWEEN PARALLEL
                       PETROLEUM CORPORATION ET AL)

                                 [STAMP]


                           OPERATING AGREEMENT

                                  DATED

                                      , 19
                             ---------    --

              OPERATOR   ZYDECO EXPLORATION, INC.
                       -------------------------------------------------------

              CONTRACT AREA
                           ---------------------------------------------------


              ----------------------------------------------------------------


              ----------------------------------------------------------------

              COUNTY OR PARISH OF                        STATE OF
                                  ----------------------          ------------

                        COPYRIGHT 1982 - ALL RIGHTS RESERVED
                        AMERICAN ASSOCIATION OF PETROLEUM
                        LANDMEN, 2408 CONTINENTAL LIFE BUILDING,
                        FORT WORTH, TEXAS, 76102, APPROVED FORM.
                        A.A.P.L. NO.  610  -  1982 REVISED

                                 TABLE OF CONTENTS

Article                                 Title                                   Page
-------                                 ------                                  ----

     I.    DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
    II.    EXHIBITS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
   III.    INTERESTS OF PARTIES. . . . . . . . . . . . . . . . . . . . . . . . .  2
           A.  OIL AND GAS INTERESTS . . . . . . . . . . . . . . . . . . . . . .  2
           B.  INTERESTS OF PARTIES IN COSTS AND PRODUCTION. . . . . . . . . . .  2
           C.  EXCESS ROYALTIES, OVERRIDING ROYALTIES AND OTHER PAYMENTS . . . .  2
           D.  SUBSEQUENTLY CREATED INTERESTS. . . . . . . . . . . . . . . . . .  2
    IV.    TITLES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
           A.  TITLE EXAMINATION . . . . . . . . . . . . . . . . . . . . . . . .  2-3
           B.  LOSS OF TITLE . . . . . . . . . . . . . . . . . . . . . . . . . .  3
               1. Failure of Title . . . . . . . . . . . . . . . . . . . . . . .  3
               2. Loss by Non-Payment or Erroneous Payment of Amount Due . . . .  3
               3. Other Losses . . . . . . . . . . . . . . . . . . . . . . . . .  3
     V.    OPERATOR. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
           A.  DESIGNATION AND RESPONSIBILITIES OF OPERATOR. . . . . . . . . . .  4
           B.  RESIGNATION OR REMOVAL OF OPERATOR AND SELECTION OF SUCCESSOR . .  4
               1. Resignation or Removal of Operator . . . . . . . . . . . . . .  4
               2. Selection of Successor Operator. . . . . . . . . . . . . . . .  4
           C.  EMPLOYEES . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
           D.  DRILLING CONTRACTS. . . . . . . . . . . . . . . . . . . . . . . .  4
    VI.    DRILLING AND DEVELOPMENT. . . . . . . . . . . . . . . . . . . . . . .  4
           A.  INITIAL WELL. . . . . . . . . . . . . . . . . . . . . . . . . . .  4-5
           B.  SUBSEQUENT OPERATIONS . . . . . . . . . . . . . . . . . . . . . .  5
               1. Proposed Operations. . . . . . . . . . . . . . . . . . . . . .  5
               2. Operations by Less than All Parties. . . . . . . . . . . . . .  5-6-7
               3. Stand-By Time. . . . . . . . . . . . . . . . . . . . . . . . .  7
               4. Sidetracking . . . . . . . . . . . . . . . . . . . . . . . . .  7
           C.  TAKING PRODUCTION IN KIND . . . . . . . . . . . . . . . . . . . .  7
           D.  ACCESS TO CONTRACT AREA AND INFORMATION . . . . . . . . . . . . .  8
           E.  ABANDONMENT OF WELLS. . . . . . . . . . . . . . . . . . . . . . .  8
               1. Abandonment of Dry Holes . . . . . . . . . . . . . . . . . . .  8
               2. Abandonment of Wells that have Produced. . . . . . . . . . . .  8-9
               3. Abandonment of Non-Consent Operations. . . . . . . . . . . . .  9
   VII.    EXPENDITURES AND LIABILITY OF PARTIES . . . . . . . . . . . . . . . .  9
           A.  LIABILITY OF PARTIES. . . . . . . . . . . . . . . . . . . . . . .  9
           B.  LIENS AND PAYMENT DEFAULTS. . . . . . . . . . . . . . . . . . . .  9
           C.  PAYMENTS AND ACCOUNTING . . . . . . . . . . . . . . . . . . . . .  9
           D.  LIMITATION OF EXPENDITURES. . . . . . . . . . . . . . . . . . . .  9-10
               1. Drill or Deepen. . . . . . . . . . . . . . . . . . . . . . . .  9-10
               2. Rework or Plug Back. . . . . . . . . . . . . . . . . . . . . .  10
               3. Other Operations . . . . . . . . . . . . . . . . . . . . . . .  10
           E.  RENTALS, SHUT-IN WELL PAYMENTS AND MINIMUM ROYALTIES. . . . . . .  10
           F.  TAXES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
           G.  INSURANCE . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
  VIII.    ACQUISITION, MAINTENANCE OR TRANSFER OF INTEREST. . . . . . . . . . .  11
           A.  SURRENDER OF LEASES . . . . . . . . . . . . . . . . . . . . . . .  11
           B.  RENEWAL OR EXTENSION OF LEASES. . . . . . . . . . . . . . . . . .  11
           C.  ACREAGE OR CASH CONTRIBUTIONS . . . . . . . . . . . . . . . . . .  11-12
           D.  MAINTENANCE OF UNIFORM INTEREST . . . . . . . . . . . . . . . . .  12
           E.  WAIVER OF RIGHTS TO PARTITION . . . . . . . . . . . . . . . . . .  12
           F.  PREFERENTIAL RIGHT TO PURCHASE. . . . . . . . . . . . . . . . . .  12
    IX.    INTERNAL REVENUE CODE ELECTION. . . . . . . . . . . . . . . . . . . .  12
     X.    CLAIMS AND LAWSUITS . . . . . . . . . . . . . . . . . . . . . . . . .  13
    XI.    FORCE MAJEURE . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
   XII.    NOTICES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
  XIII.    TERM OF AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . . .  13
   XIV.    COMPLIANCE WITH LAWS AND REGULATIONS. . . . . . . . . . . . . . . . .  14
           A.  LAWS, REGULATIONS AND ORDERS. . . . . . . . . . . . . . . . . . .  14
           B.  GOVERNING LAW . . . . . . . . . . . . . . . . . . . . . . . . . .  14
           C.  REGULATORY AGENCIES . . . . . . . . . . . . . . . . . . . . . . .  14
    XV.    OTHER PROVISIONS. . . . . . . . . . . . . . . . . . . . . . . . . . .  14
   XVI.    MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

                                 OPERATING AGREEMENT


     THIS AGREEMENT, entered into by and between ZYDECO EXPLORATION, INC., hereinafter designated and referred to as "Operator", and the signatory party or parties other than Operator, sometimes hereinafter referred to individually herein as "Non-Operator", and collectively as "Non-Operators".


                                    WITNESSETH:



     WHEREAS, the parties to this agreement are owners of oil and gas leases and/or oil and gas interests in the land identified in Exhibit "A", and the parties hereto have reached an agreement to explore and develop these leases and/or oil and gas interests for the production of oil and gas to the extent and as hereinafter provided,



     NOW, THEREFORE, it is agreed as follows:



                                     ARTICLE I.

                                    DEFINITIONS



     As used in this agreement, the following words and terms shall have the meanings here ascribed to them:

     A. The term "oil and gas" shall mean oil, gas, casinghead gas, gas condensate, and all other liquid or gaseous hydrocarbons and other marketable substances produced therewith, unless an intent to limit the inclusiveness of this term is specifically stated.

     B. The terms "oil and gas lease", "lease" and "leasehold" shall mean the oil and gas leases covering tracts of land lying within the Contract Area which are owned by the parties to this agreement.

     C. The term "oil and gas interests" shall mean unleased fee and mineral interests in tracts of land lying within the Contract Area which are owned by parties to this agreement.

     D. The term "Contract Area" shall mean all of the lands, oil and gas leasehold interests and oil and gas interests intended to be developed and operated for oil and gas purposes under this agreement. Such lands, oil and gas leasehold interests and oil and gas interests are described in Exhibit "A".

     E. The term "drilling unit" shall mean the area fixed for the drilling of one well by order or rule of any state or federal body having authority. If a drilling unit is not fixed by any such rule or order, a drilling unit shall be the drilling unit as established by the pattern of drilling in the Contract Area or as fixed by express agreement of the Drilling Parties.

     F. The term "drillsite" shall mean the oil and gas lease or interest on which a proposed well is to be located.

     G. The terms "Drilling Party" and "Consenting Party" shall mean a party who agrees to join in and pay its share of the cost of any operation conducted under the provisions of this agreement.

     H. The terms "Non-Drilling Party" and "Non-Consenting Party" shall mean a party who elects not to participate in a proposed operation.



     Unless the context otherwise clearly indicates, words used in the singular include the plural, the plural includes the singular, and the neuter gender includes the masculine and the feminine.



                                    ARTICLE II.

                                      EXHIBITS



     The following exhibits, as indicated below and attached hereto, are incorporated in and made a part hereof:

 /  /     A.  Exhibit "A", shall include the following information:

          (1)  Identification of lands subject to this agreement,

          (2)  Restrictions, if any, as to depths, formations, or substances,

          (3)  Percentages or fractional interests of parties to this agreement,

          (4) Oil and gas leases and/or oil and gas interests subject to this agreement,

          (5)  Addresses of parties for notice purposes.

 /  /     B.  Exhibit "B", Form of Lease.

 /  /     C.  Exhibit "C", Accounting Procedure.

 /  /     D.  Exhibit "D", Insurance.

 /  /     E.  Exhibit "E", Gas Balancing Agreement.

 /  /     F.  Exhibit "F", Non-Discrimination and Certification of
              Non-Segregated Facilities.

 /  /     G.  Exhibit "G", Tax Partnership.

 <        H.  EXHIBIT "H", NOTICE OF JOINT OPERATING AGREEMENT.
          If any provision of any exhibit, except Exhibits "E" and "G", is inconsistent with any provision contained in the body of this agreement, the provisions in the body of this agreement shall prevail.

                                    ARTICLE III.

                                INTERESTS OF PARTIES



 B.  INTERESTS OF PARTIES IN COSTS AND PRODUCTION:



     Unless changed by other provisions, all costs and liabilities incurred in operations under this agreement shall be borne and paid, and all equipment and materials acquired in operations on the Contract Area shall be owned, by the parties as their interests are set forth in Exhibit "A". In the same manner, the parties shall also own all production of oil and gas from the Contract Area subject to the payment of royalties OR OTHER LANDOWNER OBLIGATIONS AS SET FORTH IN THE LEASES which shall be borne as hereinafter set forth.
          SEE ARTICLE XV.B.


     Nothing contained in this Article III.B. shall be deemed an assignment or cross-assignment of interests covered hereby.


 C.  EXCESS ROYALTIES, OVERRIDING ROYALTIES AND OTHER PAYMENTS:

     Unless changed by other provisions, if the interest of any party in any lease covered hereby is subject to any royalty, overriding royalty, production payment or other burden on production in excess of the amount stipulated in
Article III.B., such party so burdened shall assume and alone bear all such excess obligations and shall indemnify and hold the other parties hereto harmless from any and all claims and demands for payment asserted by owners of such excess burden.

 D.  SUBSEQUENTLY CREATED INTERESTS:

     If any party should hereafter create an overriding royalty, production payment or other burden payable out of production attributable to its working interest hereunder, or if such a burden existed prior to this agreement and is not set forth in Exhibit "A", or was not disclosed in writing to all other parties prior to the execution of this agreement by all parties, or is not a jointly acknowledged and accepted obligation of all parties (any such interest being hereinafter referred to as "subsequently created interest" irrespective of the timing of its creation and the party out of whose working interest the subsequently created interest is derived being hereinafter referred to as "burdened party"), and:

     1. If the burdened party is required under this agreement to assign or relinquish to any other party, or parties, all or a portion of its working interest and/or the production attributable thereto, said other party, or parties, shall receive said assignment and/or production free and clear of said subsequently created interest and the burdened party shall indemnify and save said other party, or parties, harmless from any and all claims and demands for payment asserted by owners of the subsequently created interest; and,

     2. If the burdened party fails to pay, when due, its share of expenses chargeable hereunder, all provisions of Article VII.B. shall be enforceable against the subsequently created interest in the same manner as they are enforceable against the working interest of the burdened party.



                                    ARTICLE IV.

                                       TITLES



 A.  TITLE EXAMINATION:

     Title examination shall be made on the drillsite of any proposed well prior to commencement of drilling operations or, if the Drilling Parties so request, title examination shall be made on the leases and/or oil and gas interests included, or planned to be included, in the drilling unit around such well. The opinion will include the ownership of the working interest, minerals, royalty, overriding royalty and production payments under the applicable leases. At the time a well is proposed, each party contributing leases and/or oil and gas interests to the drillsite, or to be included in such drilling unit, shall furnish to Operator all abstracts (including federal lease status reports), title opinions, title papers and curative material in its possession free of charge. All such information not in the possession of or made available to Operator by the parties, but necessary for the examination of the title, shall be obtained by Operator. Operator shall cause title to be examined by attorneys on its staff or by outside attorneys. Copies of all title opinions shall be furnished to each party hereto. The cost incurred by Operator in this title program shall be borne as follows:


 /  /     OPTION NO. 1:  Costs incurred by Operator in procuring abstracts and title examination (including preliminary, supplemental, shut-in gas royalty opinions and division order title opinions) shall be a part of the administrative overhead as provided in Exhibit "C", and shall not be a direct charge, whether performed by Operator's staff attorneys or by outside attorneys.

                                      ARTICLE IV

                                      CONTINUED

/ / OPTION NO. 2: Costs incurred by Operator in procuring abstracts and fees paid outside attorneys for title examination (including preliminary, supplemental, shut-in gas royalty opinions and division order title opinions) shall be borne by the Drilling Parties in the proportion that the interest of each Drilling Party bears to the total interest of all Drilling Parties as such interests appear in Exhibit "A". Operator shall make no charge for services rendered by its staff attorneys or other personnel in the performance of the above functions.


     Operator shall use its best efforts to secure curative matter and pooling amendments or agreements required in connection with leases or oil and gas interests contributed by each party. Operator shall be responsible for the preparation and recording of pooling designations or declarations as well as the conduct of hearings before governmental agencies for the securing of spacing or pooling orders. This shall not prevent any party from appearing on its own behalf at any such hearing.

     No well shall be drilled on the Contract Area until after (1) the title to the drillsite or drilling unit has been examined as above provided, and (2) the title has been approved by the examining attorney or title has been accepted by all of the parties who are to participate in the drilling of the well.

     3. LOSSES: All losses incurred, shall be joint losses and shall be borne by all parties in proportion to their interests. There shall be no readjustment of interests in the remaining portion of the Contract Area.

                                     ARTICLE V.

                                      OPERATOR

 A.  DESIGNATION AND RESPONSIBILITIES OF OPERATOR:



 ZYDECO EXPLORATION, INC. shall be the Operator of the Contract Area, and shall conduct and direct and have full control of all operations on the Contract Area as permitted and required by, and within the limits of this agreement. It shall conduct all such operations in a good and workmanlike manner, but it shall have no liability as Operator to the other parties for losses sustained or liabilities incurred, except such as may result from
gross negligence or willful misconduct.    SEE ARTICLE XV.A. FOR ADDITIONAL
PROVISIONS.

 B.  RESIGNATION OR REMOVAL OF OPERATOR AND SELECTION OF SUCCESSOR:

     1. RESIGNATION OR REMOVAL OF OPERATOR: Operator may resign at any time by giving written notice thereof to Non-Operators. If Operator terminates its legal existence, no longer owns an interest hereunder in the Contract Area, or is no longer capable of serving as Operator, Operator shall be deemed to have resigned without any action by Non-Operators, except the selection of a successor. Operator may be removed if it fails or refuses to carry out its duties hereunder, or becomes insolvent, bankrupt or is placed in receivership, by the affirmative vote of ONE or more Non-Operators owning a majority interest based on ownership as shown on Exhibit "A" remaining after excluding the voting interest of Operator. Such resignation or removal shall not become effective until 7:00 o'clock A.M. on the first day of the calendar month following the expiration of ninety (90) days after the giving of notice of resignation by Operator or action by the Non-Operators to remove Operator, unless a successor Operator has been selected and assumes the duties of Operator at an earlier date. Operator, after effective date of resignation or removal, shall be bound by the terms hereof as a Non-Operator. A change of a corporate name or structure of Operator or transfer of Operator's interest to any single subsidiary, parent or successor corporation shall not be the basis for removal
of Operator.   ALSO SEE ARTICLE XV.A.

     2. SELECTION OF SUCCESSOR OPERATOR: Upon the resignation or removal of Operator, a successor Operator shall be selected by the parties. The successor Operator shall be selected from the parties owning an interest in the Contract Area at the time such successor Operator is selected. The successor Operator shall be selected by the affirmative vote of ONE or more parties owning a majority interest based on ownership as shown on Exhibit "A"; provided, however, if an Operator which has been removed fails to vote or votes only to succeed itself, the successor Operator shall be selected by the affirmative vote of ONE or more parties owning a majority interest based on ownership as shown on Exhibit "A" remaining after excluding the voting interest of the Operator that was removed. THE NEWLY APPOINTED OPERATOR SHALL ASSUME THE DUTIES AND RESPONSIBILITIES OF THE OPERATOR HEREUNDER, EFFECTIVE AS OF THE LAST DAY OF THE MONTH OF SUCH ELECTION.

 C.  EMPLOYEES:

     The number of employees used by Operator in conducting operations hereunder, their selection, and the hours of labor and the compensation for services performed shall be determined by Operator, and all such employees shall be the employees of Operator.

 D.  DRILLING CONTRACTS:

     All wells drilled on the Contract Area shall be drilled on a competitive contract basis at the usual rates prevailing in the area. If it so desires, Operator may employ its own tools and equipment in the drilling of wells, but its charges therefor shall not exceed the prevailing rates in the area and the rate of such charges shall be agreed upon by the parties in writing before drilling operations are commenced, and such work shall be performed by Operator under the same terms and conditions as are customary and usual in the area in contracts of independent contractors who are doing work of a similar nature.

                                    ARTICLE VI.

                              DRILLING AND DEVELOPMENT



 A.  INITIAL WELL:

     On or before the 15TH day of FEBRUARY, 1999, Operator shall commence
the drilling of a well for oil and gas at the following location:     Section
23, T15S, R14W, Cameron Parish, Louisiana


and shall thereafter continue the drilling of the well with due diligence to contract depth as set forth in the model turnkey contract between Zydeco Exploration, Inc., and Grey Wolf Drilling Company L.P.


unless granite or other practically impenetrable substance or condition in the hole, which renders further drilling impractical, is encountered at a lesser depth, or unless all parties agree to complete or abandon the well at a lesser depth.

       Operator shall make reasonable tests of all formations encountered during drilling which give indication of containing oil and gas in quantities sufficient to test, unless this agreement shall be limited in its application to a specific formation or formations, in which event Operator shall be required to test only the formation or formations to which this agreement may apply.

                                      ARTICLE VI
                                      CONTINUED


     If, in Operator's judgment, the well will not produce oil or gas in paying quantities, and it wishes to plug and abandon the well as a dry hole, the provisions of Article VI.E.1. shall thereafter apply.

               SEE ARTICLE XV.V. FOR ADDITIONAL PROVISIONS.


 B.  SUBSEQUENT OPERATIONS:

     1. PROPOSED OPERATIONS: Should any party hereto desire to drill any well on the Contract Area other than the well provided for in Article VI.A., or to rework, deepen or plug back a dry hole drilled at the joint expense of all parties or a well jointly owned by all the parties and not then producing in paying quantities, the party desiring to drill, rework, deepen or plug back such a well shall give the other parties written notice of the proposed operation, specifying the work to be performed, the location, proposed depth, objective formation and the estimated cost of the operation. The parties receiving such a notice shall have thirty (30) days after receipt of the notice within which to notify the party wishing to do the work whether they elect to participate in the cost of the proposed operation. If a drilling rig is on location, notice of a proposal to rework, plug back or drill deeper may be given by telephone and the response period shall be limited to forty-eight (48) hours, inclusive of Saturday, Sunday, and legal holidays. Failure of a party receiving such notice to reply within the period above fixed shall constitute an election by that party not to participate in the cost of the proposed operation. Any notice or response given by telephone shall be promptly confirmed in writing.


     If all parties elect to participate in such a proposed operation, Operator shall, within ninety (90) days after expiration of the notice period of thirty
(30) days (or as promptly as possible after the expiration of the forty-eight
(48) hour period when a drilling rig is on location, as the case may be), actually commence the proposed operation and complete it with due diligence at the risk and expense of all parties hereto; provided, however, said commencement date may be extended upon written notice of same by Operator to the other parties, for a period of up to thirty (30) additional days if, in the sole opinion of Operator, such additional time is reasonably necessary to obtain permits from governmental authorities, surface rights (including rights-of-way) or appropriate drilling equipment, or to complete title examination or curative matter required for title approval or acceptance. Notwithstanding the force majeure provisions of Article XI, if the actual operation has not been commenced within the time provided (including any extension thereof as specifically permitted herein) and if any party hereto still desires to conduct said operation, written notice proposing same must be resubmitted to the other parties in accordance with the provisions hereof as if no prior proposal had been made.



     2. OPERATIONS BY LESS THAN ALL PARTIES: If any party receiving such notice as provided in Article VI.B.1. or VII.D.1. (Option No. 2) elects not to participate in the proposed operation, then, in order to be entitled to the benefits of this Article, the party or parties giving the notice and such other parties as shall elect to participate in the operation shall, within ninety (90) days after the expiration of the notice period of thirty (30) days (or as promptly as possible after the expiration of the forty-eight (48) hour period when a drilling rig is on location, as the case may be) actually commence the proposed operation and complete it with due diligence. Operator shall perform all work for the account of the Consenting Parties; provided, however, if no drilling rig or other equipment is on location, and if Operator is a Non-Consenting Party, the Consenting Parties shall either: (a) request Operator to perform the work required by such proposed operation for the account of the Consenting Parties, or (b) designate one (1) of the Consenting Parties as Operator to perform such work. Consenting Parties, when conducting operations on the Contract Area pursuant to this Article VI.B.2., shall comply with all terms and conditions of this agreement.



     If less than all parties approve any proposed operation, the proposing party, immediately after the expiration of the applicable notice period, shall advise the Consenting Parties of the total interest of the parties approving such operation and its recommendation as to whether the Consenting Parties should proceed with the operation as proposed. Each Consenting Party, within forty-eight (48) hours (exclusive of Saturday, Sunday and legal holidays) after receipt of such notice, shall advise the proposing party of its desire to (a) limit par ticipation to such party's interest as shown on Exhibit "A" or (b) carry its proportionate part of Non-Consenting Parties' interests, and failure to advise the proposing party shall be deemed an election under (a). In the event a drilling rig is on location, the time permitted for such a response shall not exceed a total of forty-eight (48) hours (INCLUSIVE of Saturday, Sunday and legal holidays). The proposing party, at its election, may withdraw such proposal if there is insufficient participation and shall promptly notify all parties of such decision.


     The entire cost and risk of conducting such operations shall be borne by the Consenting Parties in the proportions they have elected to bear same under the terms of the preceding paragraph. Consenting Parties shall keep the leasehold estates involved in such operations free and clear of all liens and encumbrances of every kind created by or arising from the operations of the Consenting Parties. If such an operation results in a dry hole, the Consenting Parties shall plug and abandon the well and restore the surface location at their sole cost, risk and expense. If any well drilled, reworked, deepened or plugged back under the provisions of this Article results in a pro ducer of oil and/or gas in paying quantities, the Consenting Parties shall complete and equip the well to produce at their sole cost and risk,

                                      ARTICLE VI
                                      CONTINUED


and the well shall then be turned over to Operator and shall be operated by it at the expense and for the account of the Consenting Parties. Upon commencement of operations for the drilling, reworking, deepening or plugging back of any such well by Consenting Parties in accordance with the provisions of this Article, each Non-Consenting Party shall be deemed to have relinquished to Consenting Parties, and the Consenting Parties shall own and be entitled to receive, in proportion to their respective interests, all of such Non-Consenting Party's interest in the well and share of production therefrom until the proceeds of the sale of such share, calculated at the well, or market value thereof if such share is not sold, (after deducting production taxes, excise taxes, royalty, overriding royalty and other in terests not excepted by Article III.D. payable out of or measured by the production from such well accruing with respect to such interest until it reverts) shall equal the total of the following:



     (a) 100% of each such Non-Consenting Party's share of the cost of any newly acquired surface equipment beyond the wellhead connections (including, but not limited to, stock tanks, separators, treaters, pumping equipment and piping), plus 100% of each such Non-Consenting Party's share of the cost of operation of the well commencing with first production and continuing until each such Non- Consenting Party's relinquished interest shall revert to it under other provisions of this Article, it being agreed that each Non- Consenting Party's share of such costs and equipment will be that interest which would have been chargeable to such Non-Consenting Party had it participated in the well from the beginning of the operations; and


     (b) ____% of that portion of the costs and expenses of drilling, reworking, deepening, plugging back, testing and completing, after deducting any cash contributions received under Article VIII.C., and _______% of that portion of the cost of newly acquired equip ment in the well (to and including the wellhead connections), which would have been chargeable to such Non-Consenting Party if it had participated therein.


     An election not to participate in the drilling or the deepening of a well shall be deemed an election not to participate in any re- working or plugging back operation proposed in such a well, or portion thereof, to which the initial Non-Consent election applied that is conducted at any time prior to full recovery by the Consenting Parties of the Non-Consenting Party's recoupment account. Any such reworking or plugging back operation conducted during the recoupment period shall be deemed part of the cost of operation of said well and there shall be added to the sums to be recouped by the Consenting Parties one hundred percent (100%) of that portion of the costs of the reworking or plugging back operation which would have been chargeable to such Non-Consenting Party had it participated therein. If such a reworking or plugging back operation is proposed during such recoupment period, the provisions of this Article VI.B. shall be ap plicable as between said Consenting Parties in said well.


     During the period of time Consenting Parties are entitled to receive Non-Consenting Party's share of production, or the proceeds therefrom, Consenting Parties shall be responsible for the payment of all production, severance, excise, gathering and other taxes, and all royalty, overriding royalty and other burdens applicable to Non-Consenting Party's share of production not excepted by Article III.D.


     In the case of any reworking, plugging back or deeper drilling operation, the Consenting Parties shall be permitted to use, free of cost, all casing, tubing and other equipment in the well, but the ownership of all such equipment shall remain unchanged; and upon abandonment of a well after such reworking, plugging back or deeper drilling, the Consenting Parties shall account for all such equipment to the owners thereof, with each party receiving its proportionate part in kind or in value, less cost of salvage.


     Within sixty (60) days after the completion of any operation under this Article, the party conducting the operations for the Consenting Parties shall furnish each Non-Consenting Party with an inventory of the equipment in and connected to the well, and an itemized statement of the cost of drilling, deepening, plugging back, testing, completing, and equipping the well for production; or, at its option, the operating party, in lieu of an itemized statement of such costs of operation, may submit a detailed statement of monthly billings. Each month thereafter, during the time the Consenting Parties are being reimbursed as provided above, the party conducting the operations for the Consenting Parties shall furnish the Non-Consenting Parties with an itemized statement of all costs and liabilities incurred in the operation of the well, together with a statement of the quantity of oil and gas produced from it and the amount of proceeds realized from the sale of the well's working interest production during the preceding month. In determining the quantity of oil and gas produced during any month, Consenting Parties shall use industry accepted methods such as, but not limited to, metering or periodic well tests. Any amount realized from the sale or other disposition of equipment newly acquired in connection with any such operation which would have been owned by a Non-Consenting Party had it participated therein shall be credited against the total unreturned costs of the work done and of the equipment purchased in determining when the interest of such Non-Consenting Party shall revert to it as above provided; and if there is a credit balance, it shall be paid to such Non-Consenting Party.

                                      ARTICLE VI
                                      CONTINUED


     If and when the Consenting Parties recover from a Non-Consenting Party's relinquished interest the amounts provided for above, the relinquished interests of such Non-Consenting Party shall automatically revert to it, and, from and after such reversion, such Non-Consenting Party shall own the same interest in such well, the material and equipment in or pertaining thereto, and the production therefrom as such Non-Consenting Party would have been entitled to had it participated in the drilling, reworking, deepening or plugging back of said well. Thereafter, such Non-Consenting Party shall be charged with and shall pay its proportionate part of the further costs of the operation of said well in accordance with the terms of this agreement and the Accounting Procedure attached hereto.


     Notwithstanding the provisions of this Article VI.B.2., it is agreed that without the mutual consent of all parties, no wells shall be completed in or produced from a source of supply from which a well located elsewhere on the Contract Area is producing, unless such well conforms to the then-existing well spacing pattern for such source of supply.


     The provisions of this Article shall have no application whatsoever to the drilling of the initial well described in Article VI.A. except (a) as to Article VII.D.1. (Option No. 2), if selected, or (b) as to the reworking, deepening and plugging back of such initial well after if has been drilled to the depth specified in Article VI.A. if it shall thereafter prove to be a dry hole or, if initially completed for production, ceases to produce in paying quantities.


     3. STAND-BY TIME: When a well which has been drilled or deepened has reached its authorized depth and all tests have been completed, and the results thereof furnished to the parties, stand-by costs incurred pending response to a party's notice proposing a reworking, deepening, plugging back or completing operation in such a well shall be charged and borne as part of the drilling or deepening operation just completed. Stand-by costs subsequent to all parties responding, or expiration of the response time permitted, whichever first occurs, and prior to agreement as to the participating interests of all Consenting Parties pursuant to the terms of the second grammatical paragraph of
Article VI.B.2., shall be charged to and borne as part of the proposed operation, but if the proposal is subsequently withdrawn because of insufficient participation, such stand-by costs shall be allocated between the Consenting Parties in the proportion each Consenting Party's interest as shown on Exhibit "A" bears to the total interest as shown on Exhibit "A" of all Consenting Parties.


     4. SIDETRACKING: Except as hereinafter provided, those provisions of this agreement applicable to a "deepening" operation shall also be applicable to any proposal to directionally control and intentionally deviate a well from vertical so as to change the bottom hole location (herein call "sidetracking"), unless done to straighten the hole or to drill around junk in the hole or because of other mechanical difficulties. Any party having the right to participate in a proposed sidetracking operation that does not own an interest in the affected well bore at the time of the notice shall, upon electing to participate, tender to the well bore owners its proportionate share (equal to its interest in the sidetracking operation) of the value of that portion of the existing well bore to be utilized as follows:


     (a) If the proposal is for sidetracking an existing dry hole, reimbursement shall be on the basis of the actual costs incurred in the initial drilling of the well down to the depth at which the sidetracking operation is initiated.



     (b) If the proposal is for sidetracking a well which has previously produced, reimbursement shall be on the basis of the well's salvable materials and equipment down to the depth at which the sidetracking operation is initiated, determined in accordance with the provisions of Exhibit "C", less the estimated cost of salvaging and the estimated cost of plugging and abandoning.


     In the event that notice for a sidetracking operation is given while the drilling rig to be utilized is on location, the response period shall be limited to twenty-four (24) hours, inclusive of Saturday, Sunday and legal holidays; provided, however, any party may request and receive up to eight (8) additional days after expiration of the twenty-four (24) hours within which to respond by paying for all stand-by time incurred during such extended response period. If more than one party elects to take such additional time to respond to the notice, stand by costs shall be allocated between the parties taking additional time to respond on a day-to-day basis in the proportion each electing party's interest as shown on Exhibit "A" bears to the total interest as shown on Exhibit "A" of all the electing parties. In all other instances the response period to a proposal for sidetracking shall be limited to thirty (30) days.



 C.  TAKING PRODUCTION IN KIND:



     Each party shall have the right to take in kind or separately dispose of its proportionate share of all oil and gas produced from the Contract Area, exclusive of production which may be used in development and producing operations and in preparing the treating oil and gas for marketing purposes and production unavoidably lost. Any extra expenditure incurred in the taking in kind or separate disposition by any party of its proportionate share of the production shall be borne by such party. Any party taking its share of production in kind shall be

                                      ARTICLE VI
                                      CONTINUED


required to pay for only its proportionate share of such part of Operator's surface facilities which it uses.


     Each party shall execute such division orders and contracts as may be necessary for the sale of its interest in production from the Contract Area, and, except as provided in Article VII.B., shall be entitled to receive payment directly from the purchaser thereof for its share of all production.



     In the event any party shall fail to make the arrangements necessary to take in kind or separately dispose of its proportionate share of the oil produced from the Contract Area, Operator shall have the right, subject to the revocation at will by the party owning it, but not the obligation, to purchase such oil or sell it to others at any time and from time to time, for the account of the non-taking party at the best price obtainable in the area for such production. Any such purchase or sale by Operator shall be subject always to the right of the owner of the production to exercise at any time its right to take in kind, or separately dispose of, its share of all oil not previously delivered to a purchaser. Any purchase or sale by Operator of any other party's share of oil shall be only for such reasonable periods of time as are consistent with the minimum needs of the industry under the particular circumstances, but in no event for a period in excess of one (1) year.



     In the event one or more parties' separate disposition of its share of the gas causes split-stream deliveries to separate pipelines and/or deliveries which on a day-to-day basis for any reason are not exactly equal to a party's respective proportionate share of total gas sales to be allocated to it, the balancing or accounting between the respective accounts of the parties shall be in accordance with any gas balancing agreement between the parties hereto, whether such an agreement is attached as Exhibit "E", or is a separate agreement.



 D.  ACCESS TO CONTRACT AREA AND INFORMATION:



     Each party shall have access to the Contract Area at all reasonable times, at its sole cost and risk to inspect or observe operations, and shall have access at reasonable times to information pertaining to the development or operation thereof, including Operator's books and records relating thereto. Operator, upon request, shall furnish each of the other parties with copies of all forms or reports filed with governmental agencies, daily drilling reports, well logs, tank tables, daily gauge and run tickets and reports of stock on hand at the first of each month, and shall make available samples of any cores or cuttings taken from any well drilled on the Contract Area. The cost of gathering and furnishing information to Non-Operator, other than that specified above, shall be charged to the Non-Operator that requests the Information.


 E.   ABANDONMENT OF WELLS:


     1. ABANDONMENT OF DRY HOLES: Except for any well drilled or deepened pursuant to Article VI.B.2., any well which has been drilled or deepened under the terms of this agreement and is proposed to be completed as a dry hole shall not be plugged and abandoned without the consent of all parties. Should Operator, after diligent effort, be unable to contact any party, or should any party fail to reply within forty-eight (48) hours (exclusive of Saturday, Sunday and legal holidays) after receipt of notice of the proposal to plug and abandon such well, such party shall be deemed to have consented to the proposed
abandonment.   All such wells shall be plugged and abandoned in accordance with applicable regulations and at the cost, risk and expense of the parties who participated in the cost of drilling or deepening such well. Any party who objects to plugging and abandoning such well shall have the right to take over the well and conduct further operations in search of oil and/or gas subject to the provisions of Article VI.B.


     2. ABANDONMENT OF WELLS THAT HAVE PRODUCED: Except for any well in which a Non-Consent operation has been conducted hereunder for which the Consenting Parties have not been fully reimbursed as herein provided, any well which has been completed as a producer shall not be plugged and abandoned without the consent of all parties. If all parties consent to such abandonment, the well shall be plugged and abandoned in accordance with applicable regulations and at the cost, risk and expense of all the parties hereto. If, within thirty (30) days after receipt of notice of the proposed abandonment of any well, all parties do not agree to the abandonment of such well, those wishing to continue its operation from the interval(s) of the formation(s) then open to production shall tender to each of the other parties its proportionate share of the value of the well's salvable material and equipment, determined in accordance with the provisions of Exhibit "C", less the estimated cost of salvaging and the estimated cost of plugging and abandoning. Each abandoning party shall assign the non-abandoning parties, without warranty, express or implied, as to title or as to quantity, or fitness for use of the equipment and material, all of its interest in the well and related equipment, together with its interest in the leasehold estate as to, but only as to, the interval or intervals of the formation or formations then open to production. If the interest of the abandoning party is or includes an oil and gas interest, such party shall execute and deliver to the non-abandoning party or parties an oil and gas lease, limited to the interval or intervals of the formation or formations then open to production, for a term of one (1) year and so long thereafter as oil and/or gas is produced from the interval or intervals of the formation or formations covered thereby, such lease to be on the form attached as Exhibit

                                      ARTICLE VI
                                      CONTINUED



required to pay for only its proportionate share of such part of Operator's surface facilities which it uses.


     Each party shall execute such division orders and contracts as may be necessary for the sale of its interest in production from the Contract Area, and, except as provided in Article VII.B., shall be entitled to receive payment directly from the purchaser thereof for its share of all production.



     In the event any party shall fail to make the arrangements necessary to take in kind or separately dispose of its proportionate share of the oil and gas produced from the Contract Area, Operator shall have the right, subject to the revocation at will by the party owning it, but not the obligation, to purchase such oil and gas or sell it to others at any time and from time to time, for the account of the non taking party at the best price obtainable in the area for such production. Any such purchase or sale by Operator shall be subject always to the right of the owner of the production to exercise at any time its right to take in kind, or separately dispose of, its share of all oil and gas not previously delivered to a purchaser. Any purchase or sale by Operator of any other party's share of oil and gas shall be only for such reasonable periods of time as are consistent with the minimum needs of the industry under the particular circumstances, but in no event for a period in excess of one (1) year. Notwithstanding the foregoing, Operator shall not make a sale, including one into interstate commerce, of any other party's share of gas production without first giving such other party thirty (30) days notice of such intended sale.



 D.  ACCESS TO CONTRACT AREA AND INFORMATION:


     Each party shall have access to the Contract Area at all reasonable times, at its sole cost and risk to inspect or observe operations, and shall have access at reasonable times to information pertaining to the development or operation thereof, including Operator's books and records relating thereto. Operator, upon request, shall furnish each of the other parties with copies of all forms or reports filed with governmental agencies, daily drilling reports, well logs, tank tables, daily gauge and run tickets and reports of stock on hand at the first of each month, and shall make available samples of any cores or cuttings taken from any well drilled on the Contract Area. The cost of gathering and furnishing information to Non-Operator, other than that specified above, shall be charged to the Non-Operator that requests the Information.


 E.   ABANDONMENT OF WELLS:



     1. ABANDONMENT OF DRY HOLES: Except for any well drilled or deepened pursuant to Article VI.B.2., any well which has been drilled or deepened under the terms of this agreement and is proposed to be completed as a dry hole shall not be plugged and abandoned without the consent of all parties. Should Operator, after diligent effort, be unable to contact any party, or should any party fail to reply within forty-eight (48) hours (exclusive of Saturday, Sunday and legal holidays) after receipt of notice of the proposal to plug and abandon such well, such party shall be deemed to have consented to the proposed
abandonment.   All such wells shall be plugged and abandoned in accordance with applicable regulations and at the cost, risk and expense of the parties who participated in the cost of drilling or deepening such well. Any party who objects to plugging and abandoning such well shall have the right to take over the well and conduct further operations in search of oil and/or gas subject to the provisions of Article VI.B.



     2. ABANDONMENT OF WELLS THAT HAVE PRODUCED: Except for any well in which a Non-Consent operation has been conducted hereunder for which the Consenting Parties have not been fully reimbursed as herein provided, any well which has been completed as a producer shall not be plugged and abandoned without the consent of all parties. If all parties consent to such abandonment, the well shall be plugged and abandoned in accordance with applicable regulations and at the cost, risk and expense of all the parties hereto. If, within thirty (30) days after receipt of notice of the proposed abandonment of any well, all parties do not agree to the abandonment of such well, those wishing to continue its operation from the interval(s) of the formation(s) then open to production shall tender to each of the other parties its proportionate share of the value of the well's salvable material and equipment, determined in accordance with the provisions of Exhibit "C", less the estimated cost of salvaging and the estimated cost of plugging and abandoning. Each abandoning party shall assign the non-abandoning parties, without warranty, express or implied, as to title or as to quantity, or fitness for use of the equipment and material, all of its interest in the well and related equipment, together with its interest in the leasehold estate as to, but only as to, the interval or intervals of the formation or formations then open to production. If the interest of the abandoning party is or includes an oil and gas interest, such party shall execute and deliver to the non-abandoning party or parties an oil and gas lease, limited to the interval or intervals of the formation or formations then open to production, for a term of one (1) year and so long thereafter as oil and/or gas is produced from the interval or intervals of the formation or formations covered thereby, such lease to be on the form attached as Exhibit


                                   - 8 alternate -

                                      ARTICLE VI
                                      CONTINUED


/ / OPTION NO. 1: All necessary expenditures for the drilling or deepening, testing, completing and equipping of the well, including necessary tankage and/or surface facilities.



/x/ OPTION NO. 2: All necessary expenditures for the drilling or deepening and testing of the well. When such well has reached its authorized depth, and all tests have been completed, and the results thereof furnished to the parties, Operator shall give immediate notice to the Non-Operators who have the right to participate in the completion costs. The parties receiving such notice shall have twenty-four (24) hours (inclusive of Saturday, Sunday and legal holidays) in which to elect to participate in the setting of casing and the completion attempt. Such election, when made, shall include consent to all necessary expenditures for the completing and equipping of such well, including necessary tankage and/or surface facilities. Failure of any party receiving such notice to reply within the period above fixed shall constitute an election by that party not to participate in the cost of the completion attempt. If one or more, but less than all of the parties, elect to set pipe and to attempt a completion, the provisions of Article VI.B.2. hereof (the phrase "reworking, deepening or plugging back" as contained in Article VI.B.2. shall be deemed to include "completing") shall apply to the operations thereafter conducted by less than all parties.



     2. REWORK OR PLUG BACK: Without the consent of all parties, no well shall be reworked or plugged back except a well reworked or plugged back pursuant to the provisions of Article VI.B.2. of this agreement. Consent to the reworking or plugging back of a well shall include all necessary expenditures in conducting such operations and completing and equipping of said well, including necessary tankage and/or surface facilities.



     3. OTHER OPERATIONS: Without the consent of all parties, Operator shall not undertake any single project reasonably estimated to require an expenditure in excess of TWENTY FIVE THOUSAND Dollars ($25,000.00) except in connection with a well, the drilling, reworking, deepening, completing, recompleting, or plugging back of which has been previously authorized by or pursuant to this agreement; provided, however, that, in case of explosion, fire, flood or other sudden emergency, whether of the same or different nature, Operator may take such steps and incur such expenses as in its opinion are required to deal with the emergency to safeguard life and property but Operator, as promptly as possible, shall report the emergency to the other parties.


 F.  TAXES:

     Beginning with the first calendar year after the effective date hereof, Operator shall render for ad valorem taxation all property subject to this agreement which by law should be rendered for such taxes, and it shall pay all such taxes assessed thereon before they become delinquent. Prior to the rendition date, each Non-Operator shall furnish Operator information as to burdens (to include, but not be limited to, royalties, overriding royalties and production payments) on leases and oil and gas interests contributed by such NonOperator. If the assessed valuation of any leasehold estate is reduced by reason of its being subject to outstanding excess royalties, overriding royalties or production payments, the reduction in ad valorem taxes resulting therefrom shall inure to the benefit of the owner or owners of such leasehold estate, and Operator shall adjust the charge to such owner or owners so as to reflect the benefit of such reduction. If the ad valorem taxes are based in whole or in part upon separate valuations of each party's working interest, then notwithstanding anything to the contrary herein, charges to the joint account shall be made and paid by the parties hereto in accordance with the tax value generated by each party's working interest. Operator shall bill the other parties for their proportionate shares of all tax payments in the manner provided in Exhibit "C".


     If Operator considers any tax assessment improper, Operator may, at its discretion, protest within the time and manner prescribed by law, and prosecute the protest to a final determination, unless all parties agree to abandon the protest prior to final determination. During the pendency of administrative or judicial proceedings, Operator may elect to pay, under protest, all such taxes and any interest and penalty. When any such protested assessment shall have been finally determined, Operator shall pay the tax for the joint account, together with any interest and penalty accrued, and the total cost shall then be assessed against the parties, and be paid by them, as provided in Exhibit "C".


     Each party shall pay or cause to be paid all production, severance, excise, gathering and other taxes imposed upon or with respect to the production or handling of such party's share of oil and/or gas produced under the terms of this agreement.

                                      ARTICLE VI
                                      CONTINUED


     The assignments so limited shall encompass ONLY the "drilling or proration unit" upon which the well is located. The payments by, and the assignments or leases to, the assignees shall be in a ratio based upon the relationship of their respective percentage of participation in the Contract Area to the aggregate of the percentages of participation in the Contract Area of all assignees. There shall be no readjustment of interests in the remaining portion of the Contract Area.


     Thereafter, abandoning parties shall have no further responsibility, liability, or interest in the operation of or production from the well in the interval or intervals then open. Upon request, Operator shall continue to operate the assigned well for the account of the non-abandoning parties at the rates and charges contemplated by this agreement, plus any additional cost and charges which may arise as the result of the separate ownership of the assigned well. Upon proposed abandonment of the producing interval(s) assigned the assignor shall then have the option to repurchase its prior interest in the well (using the same valuation formula) and participate in further operations therein subject to the provisions hereof.



     3. ABANDONMENT OF NON-CONSENT OPERATIONS: The provisions of Article VI.E.1. or VI.E.2 above shall be applicable as between Consenting Parties in the event of the proposed abandonment of any well excepted from said Articles; provided, however, no well shall be permanently plugged and abandoned unless and until all parties having the right to conduct further operations therein have been notified of the proposed abandonment and afforded the opportunity to elect to take over the well in accordance with the provisions of this Article VI.E.



                                    ARTICLE VII.

                       EXPENDITURES AND LIABILITY OF PARTIES



 A.  LIABILITY OF PARTIES:


     The liability of the parties shall be several, not joint or collective. Each party shall be responsible only for its obligations, and shall be liable only for its proportionate share of the costs of developing and operating the Contract Area. Accordingly, the liens granted among the parties in Article VII.B. are given to secure only the debts of each severally. It is not the intention of the parties to create, nor shall this agreement be construed as creating, a mining or other partnership or association, or to render the parties liable as partners.


 B.  LIENS AND PAYMENT DEFAULTS:


     Each Non-Operator HAS GRANTED to Operator IN ARTICLE XV.I. HEREOF a lien upon AND A SECURITY INTEREST IN its oil and gas rights inthe Contract Area, and a security interest in its share of oil and/or gas when extracted and its interest in all equipment, to secure payment of its share of expense, together with interest thereon at the rate provided in Exhibit "C". To the extent that Operator has a security interest under the Uniform Commercial Code of the state, Operator shall be entitled to exercise the rights and remedies of a secured party under the Code. The bringing of a suit and the obtaining of judgment by Operator for the secured indebtedness shall not be deemed an election of remedies or otherwise affect the lien rights or security interest as security for the payment thereof. In addition, upon default by any Non-Operator in the payment of its share of expense, Operator shall have the right, without prejudice to other rights or remedies, to collect from the purchaser the proceeds from the sale of such Non-Operator's share of oil and/or gas until the amount owed by such Non-Operator, plus interest, has been paid. Each purchaser shall be entitled to rely upon Operator's written statement concerning the amount of any default. Operator HAS GRANTED IN ARTICLE XV.I. HEREOF a like lien and security interest to the Non-Operators to secure payment of Operator's proportionate share of expense.
               SEE PARAGRAPHS XV.I. AND XV.M. FOR ADDITIONAL PROVISIONS

     If any party fails or is unable to pay its share of expense within THIRTY
(30) days after rendition of a statement therefor by Operator, the non-defaulting parties, including Operator, shall, upon request by Operator, pay the unpaid amount in the proportion that the interest of each such party bears to the interest of all such parties. Each party so paying its share of the unpaid amount shall, to obtain reimbursement thereof, be subrogated to the security rights described in the foregoing paragraph.


 C.  PAYMENTS AND ACCOUNTING:


     Except as herein otherwise specifically provided, Operator shall promptly pay and discharge expenses incurred in the development and operation of the Contract Area pursuant to this agreement and shall charge each of the parties hereto with their respective proportionate shares upon the expense basis provided in Exhibit "C". Operator shall keep an accurate record of the joint account hereunder, showing expenses incurred and charges and credits made and
received.   IN ADDITION, SEE ARTICLE XV.M.


     Operator, at its election, shall have the right from time to time to demand and receive from the other parties payment in advance of their respective shares of the estimated amount of the expense to be incurred in operations hereunder during the next succeeding month, which right may be exercised only by submission to each such party of an itemized statement of such estimated expense, together with an invoice for its share thereof. Each such statement and invoice for the payment in advance of estimated expense shall be submitted on or before the 20th day of the next preceding month. Each party shall pay to Operator its proportionate share of such estimate within fifteen (15) days after such estimate and invoice is received. If any party fails to pay its share of said estimate in accordance with the provisions of Article XV.K proper adjustment shall be made monthly between advances and actual expense to the end that each party shall bear and pay its proportionate share of actual expenses incurred, and no more.

               SEE PARAGRAPH XV.J. FOR ADDITIONAL PROVISIONS

 D.  LIMITATION OF EXPENDITURES:


     1. DRILL OR DEEPEN: Without the consent of all parties, no well shall be drilled or deepened, except any well drilled or deepened pursuant to the provisions of Article VI.B.2. of this agreement. Consent to the drilling or deepening shall include:

                                     ARTICLE VII
                                      CONTINUED



G.   INSURANCE:


     At all times while operations are conducted hereunder, Operator shall comply with the workmen's compensation law of the state where the operations are being conducted; provided, however, that Operator may be a self-insurer for liability under said compensation laws in which event the only charge that shall be made to the joint account shall be as provided in Exhibit "C". Operator shall also carry or provide insurance for the benefit of the joint account of the parties as outlined in Exhibit "D", attached to and made a part hereof. Operator shall require all contractors engaged in work on or for the Contract Area to comply with the workmen's compensation law of the state where the operations are being conducted and to maintain such other insurance as Operator may require.


     In the event automobile public liability insurance is specified in said Exhibit "D", or subsequently receives the approval of the parties, no direct charge shall be made by Operator for premiums paid for such insurance for Operator's automotive equipment.



                                   ARTICLE VIII.

                  ACQUISITION, MAINTENANCE OR TRANSFER OF INTEREST



 A.  SURRENDER OF LEASES:


     The leases covered by this agreement, insofar as they embrace acreage in the Contract Area, shall not be surrendered in whole or in part unless all parties consent thereto.


     However, should any party desire to surrender its interest in any lease or in any portion thereof, and the other parties do not agree or consent thereto, the party desiring to surrender shall assign, without express or implied warranty of title, all of its interest in such lease, or portion thereof, and any well, material and equipment which may be located thereon and any rights in production thereafter secured, to the parties not consenting to such surrender. If the interest of the assigning party is or includes an oil and gas interest, the assigning party shall execute and deliver to the party or parties not consenting to such surrender an oil and gas lease covering such oil and gas interest for a term of one (1) year and so long thereafter as oil and/or gas is produced from the land covered thereby, such lease to be on the form attached hereto as Exhibit "B". Upon such assignment or lease, the assigning party shall be relieved from all obligations thereafter accruing, but not theretofore accrued, with respect to the interest assigned or leased and the operation of any well attributable thereto, and the assigning party shall have no further interest in the assigned or leased premises and its equipment and production other than the royalties retained in any lease made under the terms of this Article. The party assignee or lessee shall pay to the party assignor or lessor the reasonable salvage value of the latter's interest in any wells and equipment attributable to the assigned or leased acreage. The value of all material shall be determined in accordance with the provisions of Exhibit "C", less the estimated cost of salvaging and the estimated cost of plugging and abandoning. If the assignment or lease is in favor of more than one party, the interest shall be shared by such parties in the proportions that the interest of each bears to the total interest of all such parties.


     Any assignment, lease or surrender made under this provision shall not reduce or change the assignor's, lessor's or surrendering party's interest as it was immediately before the assignment, lease or surrender in the balance of the Contract Area; and the acreage assigned, leased or surrendered, and subsequent operations thereon, shall not thereafter be subject to the terms and provisions of this agreement.


 B.  RENEWAL OR EXTENSION OF LEASES:


     If any party secures a renewal of any oil and gas lease subject to this agreement, all other parties shall be notified promptly, and shall have the right for a period of thirty (30) days following receipt of such notice provided, however, the response period shall be limited to 48 hours in the event a well is drilling on the Contract Area or on lands adjacent thereto in which to elect to participate in the ownership of the renewal lease, insofar as such lease affects lands within the Contract Area, by paying to the party who acquired it their several proper proportionate shares of the acquisition cost allocated to that part of such lease within the Contract Area, which shall be in proportion to the interests held at that time by the parties in the Contract Area.


     If some, but less than all, of the parties elect to participate in the purchase of a renewal lease, it shall be owned by the parties who elect to participate therein, in a ratio based upon the relationship of their respective percentage of participation in the Contract Area to the aggregate of the percentages of participation in the Contract Area of all parties participating in the purchase of such renewal lease. Any renewal lease in which less than all parties elect to participate shall not be subject to this agreement.


     Each party who participates in the purchase of a renewal lease shall be given an assignment of its proportionate interest therein by the acquiring party within 7 days from its payment of costs.


     The provisions of this Article shall apply to renewal leases whether they are for the entire interest covered by the expiring lease or cover only a portion of its area or an interest therein. Any renewal lease taken before the expiration of its predecessor lease, or taken or contracted for within six (6) months after the expiration of the existing lease shall be subject to this provision; but any lease taken or contracted for more than six (6) months after the expiration of an existing lease shall not be deemed a renewal lease and shall not be subject to the provisions of this agreement, but shall be deemed to be subject to an Operating Agreement identical to this, modified only to reflect the ownership of the acquiring parties and their respective percentage interests.


     The provisions in this Article shall also be applicable to extensions of oil and gas leases.


 C.  ACREAGE OR CASH CONTRIBUTIONS:


     While this agreement is in force, if any party contracts for a contribution of cash towards the drilling of a well or any other operation on the Contract Area, such contribution shall be paid to the party who conducted the drilling or other operation and shall be applied by it against the cost of such drilling or other operation. If the contribution be in the form of acreage, the party to whom the contribution is made shall promptly tender an assignment of the acreage, without warranty of title, to the Drilling Parties in the proportions

                                     ARTICLE VII
                                      CONTINUED


said Drilling Parties shared the cost of drilling the well. Such acreage shall become a separate Contract Area and, to the extent possible, be governed by provisions identical to this agreement. Each party shall promptly notify all other parties of any acreage or cash contributions it may obtain in support of any well or any other operation on the Contract Area. The above provisions shall also be applicable to optional rights to earn acreage outside the Contract Area which are in support of a well drilled inside the Contract Area.



     If any party contracts for any consideration relating to disposition of such party's share of substances produced hereunder, such consideration shall not be deemed a contribution as contemplated in this Article VIII.C.



 D.  MAINTENANCE OF UNIFORM INTERESTS:


     For the purpose of maintaining uniformity of ownership in the oil and gas leasehold interests covered by this agreement, no party shall sell, encumber, transfer or make other disposition of its interest in the leases embraced within the Contract Area and in wells, equipment and production unless such disposition covers either:


     1. the entire interest of the party in all leases and equipment and production; or


     2. an equal undivided interest in all leases and equipment and production in the Contract Area.



     Every such sale, encumbrance, transfer or other disposition made by any party shall be made expressly subject to this agreement and shall be made without prejudice to the right of the other parties.



     If, at any time the interest of any party is divided among and owned by four or more co-owners, Operator, at its discretion, may require such co-owners to appoint a single trustee or agent with full authority to receive notices, approve expenditures, receive billings for and approve and pay such party's share of the joint expenses, and to deal generally with, and with power to bind, the co-owners of such party's interest within the scope of the operations embraced in this agreement; however, all such co-owners shall have the right to enter into and execute all contracts or agreements for the disposition of their respective shares of the oil and gas produced from the Contract Area and they shall have the right to receive, separately, payment of the sale proceeds thereof.



 E.  WAIVER OF RIGHTS TO PARTITION:



     If permitted by the laws of the state or states in which the property covered hereby is located, each party hereto owning an undivided interest in the Contract Area waives any and all rights it may have to partition and have set aside to it in severalty its undivided interest therein.



                                    ARTICLE IX.

                           INTERNAL REVENUE CODE ELECTION



     This agreement is not intended to create, and shall not be construed to create, a relationship of partnership or an association for profit between or among the parties hereto. Notwithstanding any provision herein that the rights and liabilities hereunder are several and not joint or collective, or that this agreement and operations hereunder shall not constitute a partnership, if, for federal income tax purposes, this agreement and the operations hereunder are regarded as a partnership, each party hereby affected elects to be excluded from the application of all of the provisions of Subchapter "K", Chapter 1, Subtitle "A", of the Internal Revenue Code of 1986, as permitted and authorized by
Section 761 of the Code and the regulations promulgated thereunder. Operator is authorized and directed to execute on behalf of each party hereby affected such evidence of this election as may be required by the Secretary of the Treasury of the United States or the Federal Internal Revenue Service, including specifically, but not by way of limitation, all of the returns, statements, and the data required by Federal Regulations 1.761. Should there be any requirement that each party hereby affected give further evidence of this election, each such party shall execute such documents and furnish such other evidence as may be required by the Federal Internal Revenue Service or as may be necessary to evidence this election. No such party shall give any notices or take any other action inconsistent with the election made hereby. If any present or future income tax laws of the state or states in which the Contract Area is located or any future income tax laws of the United States contain provisions similar to those in Subchapter "K", Chapter 1, Subtitle "A", of the Internal Revenue Code of 1986, under which an election similar to that provided by Section 761 of the Code is permitted, each party hereby affected shall make such election as may be permitted or required by such laws. In making the foregoing election, each such party states that the income derived by such party from operations hereunder can be adequately determined without the computation of partnership taxable income.

                                      ARTICLE X.


                                 CLAIMS AND LAWSUITS



     Operator may settle any single uninsured third party damage claim or suit arising from operations hereunder if the expenditure does not exceed TWENTY-FIVE THOUSAND Dollars ($25,000.00) and if the payment is in complete settlement of such claim or suit. If the amount required for settlement exceeds the above amount, the parties hereto shall assume and take over the further handling of the claim or suit, unless such authority is delegated to Operator. All costs and expenses of handling, settling, or otherwise discharging such claim or suit shall be at the joint expense of the parties participating in the operation from which the claim or suit arises. If a claim is made against any party or if any party is sued on account of any matter arising from operations hereunder over which such individual has no control because of the rights given Operator by this agreement, such party shall immediately notify all other parties, and the claim or suit shall be treated as any other claim or suit involving operations hereunder.



                                    ARTICLE XI.

                                   FORCE MAJEURE



     If any party is rendered unable, wholly or in part, by force majeure to carry out its obligations under this agreement, other than the obligation to make money payments, that party shall give to all other parties prompt written notice of the force majeure with reasonably full particulars concerning it; thereupon, the obligations of the party giving the notice, so far as they are affected by the force majeure, shall be suspending during, but no longer than, the continuance of the force majeure. The affected party shall use all reasonable diligence to remove the force majeure situation as quickly as practicable.


     The requirement that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes, lockouts, or other labor difficulty by the party involved, contrary to its wishes; how all such difficulties shall be handled shall be entirely within the discretion of the party concerned.


     The term "force majeure", as here employed, shall mean an act of God, strike, lockout, or other industrial disturbance, act of the public enemy, war, blockade, public riot, lightning, fire, storm, flood, explosion, governmental action, governmental delay, restraint or inaction, unavailability of equipment, and any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of the party claiming suspension.



                                    ARTICLE XII.

                                      NOTICES


     All notices authorized or required between the parties and required by any of the provisions of this agreement, unless otherwise specifically provided, shall be given in writing by mail or telegram, postage or charges prepaid, or by telex or telecopier and addressed to the parties to whom the notice is given at the addresses listed on Exhibit "A". The originating notice given under any provision hereof shall be deemed given only when received by the party to whom such notice is directed, and the time for such party to give any notice in response thereto shall run from the date the originating notice is received.
The second or any responsive notice shall be deemed given when deposited in the mail or with the telegraph company, with postage or charges prepaid, or sent by telex or telecopier. Each party shall have the right to change its address at any time, and from time to time, by giving written notice thereof to all other parties. Provided, however, notices requiring an election within twenty-four
(24) or forty-eight (48) hours over weekends or legal holidays will not be deemed given until acknowledged, either verbally or in writing, by the receiving party.


                                   ARTICLE XIII.

                                 TERM OF AGREEMENT



     This agreement shall remain in full force and effect as to the oil and gas leases and/or oil and gas interests subject hereto for the period of time selected below; provided, however, no party hereto shall ever be construed as having any right, title or interest in or to any lease or oil and gas interest contributed by any other party beyond the term of this agreement.



 /  /     OPTION NO. 1: So long as any of the oil and gas leases subject to this agreement remain or are continued in force as to any part of the Contract Area, whether by production, extension, renewal, or otherwise.



 /  /     OPTION NO. 2: In the event the well described in Article VI.A., or any subsequent well drilled under any provision of this agreement, results in production of oil and/or gas in paying quantities, this agreement shall continue in force so long as any such well or wells produce, or are capable of production, and for an additional period of ________ days from cessation of all production; provided, however, if, prior to the expiration of such additional period, one or more of the parties hereto are engaged in drilling, reworking, deepening, plugging back, testing or attempting to complete a well or wells hereunder, this agreement shall continue in force until such operations have been completed and if production results therefrom, this agreement shall continue in force as provided herein. In the event the well described in
Article VI.A., or any subsequent well drilled hereunder, results in a dry hole, and no other well is producing, or capable of producing oil and/or gas from the Contract Area, this agreement shall terminate unless drilling, deepening, plugging back or reworking operations are commenced within _______ days from the date of abandonment of said well.


     It is agreed, however, that the termination of this agreement shall not relieve any party hereto from any liability which has accrued or attached prior to the date of such termination.

                                    ARTICLE XIV.


                        COMPLIANCE WITH LAWS AND REGULATIONS



 A.  LAWS, REGULATIONS AND ORDERS:



     This agreement shall be subject to the conservation laws of the state in which the Contract Area is located, to the valid rules, regulations, and orders of any duly constituted regulatory body of said state; and to all other applicable federal, state, and local laws, ordinances, rules, regulations, and orders.



 B.  GOVERNING LAW:



     This agreement and all matters pertaining hereto, including, but not limited to, matters of performance, non-performance, breach, remedies, procedures, rights, duties, and interpretation or construction, shall be governed and determined by the law of the state in which the Contract Area is located. If the Contract Area is in two or more states, the law of the state of LOUISIANA shall govern.


 C.  REGULATORY AGENCIES:


     Nothing herein contained shall grant, or be construed to grant, Operator the right or authority to waive or release any rights, privileges, or obligations which Non-Operators may have under federal or state laws or under rules, regulations or orders promulgated under such laws in reference to oil, gas and mineral operations, including the location, operation, or production of wells, on tracts offsetting or adjacent to the Contract Area.


     With respect to operations hereunder, Non-Operators agree to release Operator from any and all losses, damages, injuries, claims and causes of action arising out of, incident to or resulting directly or indirectly from Operator's interpretation or application of rules, rulings, regulations or orders of the Department of Energy or predecessor or successor agencies to the extent such interpretation or application was made in good faith. Each Non-Operator further agrees to reimburse Operator for any amounts applicable to such NonOperator's share of production that Operator may be required to refund, rebate or pay as a result of such an incorrect interpretation or application, together with interest and penalties thereon owing by Operator as a result of such incorrect interpretation or application.



     Non-Operators authorize Operator to prepare and submit such documents as may be required to be submitted to the purchaser of any crude oil sold hereunder or to any other person or entity pursuant to the requirements of the "Crude Oil Windfall Profit Tax Act of 1980", as same may be amended from time to time ("Act"), and any valid regulations or rules which may be issued by the Treasury Department from time to time pursuant to said Act. Each party hereto agrees to furnish any and all certifications or other information which is required to be furnished by said Act in a timely manner and in sufficient detail to permit compliance with said Act.



                                    ARTICLE XV.

                                  OTHER PROVISIONS



 SEE ARTICLE XV. BEGINNING ON PAGE 15 HEREOF.

15

                                     ARTICLE XV
                                  OTHER PROVISIONS


 A.  REMOVAL OF OPERATOR:

     Notwithstanding Article V.B.1. hereinabove, after any Operator has acted in that capacity for a period of not less than ONE (1) year, any Non-Operator may call a meeting of the working interest owners to discuss complaints against the Operator; provided, however, such meetings shall not be called more than once each SIX (6) months. The Non-Operator(s) may require justification of charges deemed by Non-Operator(s) to be excessive and may question Operator's efficiency of operations, or any other practice employed by Operator, if it is felt that such practice is not in accord with accepted industry practices and procedures. By a vote of a total of at least a 50% interest at any such meeting, Non-Operator(s) may give notice to Operator, in writing, in accordance with the provisions hereof respecting notices, of the terms and conditions on which any one of the Non-Operators is willing to operate the Contract Area if permitted to become the Operator under this agreement. Unless within ten (10) days after the receipt by Operator of such notice, Operator agrees in writing to act as Operator according to the terms set out in such notice, then the Non-Operator(s) may elect a successor who shall become Operator after a further thirty (30) day period following the initial ten (10) day period. The successor Operator shall be required to perform the duties of Operator in accordance with the terms set out in the notice given the former Operator, and shall be elected by a total of at least 50% interest of the parties hereto and its appointment shall become effective at 7:00 a.m. on the first day after the expiration of the thirty (30) day period, as above provided. Notice in writing of the appointment of a successor Operator shall be given to all parties to this agreement by the Non-Operator selected to be the successor Operator. Operator shall give the successor Operator access at all reasonable times to all information pertaining to the operation, exploration and development of the Contract Area, including Operator's books, records and files and Operator shall cooperate with successor Operator so as to facilitate an orderly and timely transference of the duties of Operator.

 B.  PAYMENT OF ROYALTIES, OVERRIDING ROYALTIES AND OTHER BURDENS:

     Operator shall pay, or cause to be paid, all royalties, overriding royalties, and other burdens upon or payable out of production from the Contract Area that are in existence as of the date of this agreement to the extent provided for in Article III.B. AND/OR AS DESCRIBED IN EXHIBIT "A" HERETO (the "Existing Burdens"). The amounts of such payments shall be charged by Operator to the joint account of the parties and shall be subject to Article III. hereof and shall be treated in all respects the same as costs incurred in the development and operation of the Contract Area. Operator shall diligently attempt to make proper payment, but Operator shall have no liability to Non-Operator if, through mistake or oversight, such payments are not paid or are erroneously paid OTHER THAN THE RESPONSIBILITY TO CORRECT SUCH ERRORS AND OMISSIONS. In the event that any Non-Operator elects to take in kind or separately dispose of its proportionate share of production from the Contract Area, such Non-Operator shall assume and alone bear the Existing Burdens attributable to its share of production and shall account for, or cause to be accounted for, such share of the Existing Burdens to the owners thereof. In addition, if the interest of any party in any lease covered by this agreement is subject to any royalty, overriding royalty, production payment, or other charge over and above the Existing Burdens, such party shall assume and alone bear all such obligations and shall account for, or cause to be accounted for, such burdens to the owners thereof.

C.   PAYMENT OF DELAY RENTAL, SHUT-IN WELL PAYMENTS AND MINIMUM ROYALTY
     PAYMENTS:

     Operator shall pay all delay rentals, shut-in well payments and minimum royalty payments which may be required under the terms of all leases covered by this agreement and submit evidence of each payment to the other parties. Each party shall notify the others, in writing, at least thirty
     (30) days prior to the date any rental payment is due in the event that such party elects not to participate in the payment thereof. In the event any party elects not to participate in a rental payment, and the other parties elect to participate therein, then the party desiring not to participate shall promptly execute and deliver to the parties desiring to participate in such rental payment an assignment of such non-participating party's right, title and interest in and to such lease or leases, and if the assignment is in favor of more than one party the assigned interest shall be owned by the Consenting Parties in the proportions that the interest of each bears to the interest of all Consenting Parties unless otherwise agreed to in writing. Thereafter, such acreage covered by said assignment shall no longer be subject to this agreement, but shall be deemed to be subject to an agreement identical to this agreement, changed only to reflect the proper owners, lands covered and ownership percentages. The amount of such payments, when made for the account of the participating parties, shall be charged by Operator to the joint account of the participating parties. Operator shall not be liable to the other party in damages for the loss of any lease or interests therein if, through mistake or oversight, any of said payment(s) is not paid, or is erroneously paid. There shall be no adjustment of interests of the parties in the remaining portion of the Contract Area in the event of a failure to pay, or erroneous payment of said payments. If any party secures a new lease covering the terminated interest, such acquisition shall be subject to the provisions of
     Article VIII.B. and XV.Q. of this agreement.

     Operator shall promptly notify each party hereto of the date on which any gas well located on the Contract Area is shut-in and the reasons therefor.

 D.  PRODUCTION TAXES:

     Operator shall pay or cause to be paid for the joint account all taxes, either State or Federal, owing or which may be payable on production from the Contract Area, whether in the form of a severance or production tax; provided, however, if at any time any party is taking its share of production in kind, such party shall pay or cause to be paid said taxes as to such production unless Operator agrees otherwise in writing.

 E.  PRIORITY OF OPERATIONS:

     If, after operations are proposed by one party pursuant to Article VI.B.1. of this agreement and prior to the expiration of the applicable response period pursuant to said Article VI.B.1., conflicting operations are proposed by one or more of the parties, the order of priority of operations on the subject well shall be as follows:

          (a)  additional testing, coring or logging;

          (b)  attempt completions, in ascending order;

          (c)  deepen the well, in descending order;

          (d)  sidetrack the well;

          (e) conduct other operations;

          (f)   plug and abandon.

 F.  REWORKING:

     "Reworked" or "Reworking" as used in this agreement shall mean perforating, cleaning out, acidizing, fracturing, recompleting, plugging back or any other operation for the purpose of restoring or increasing production which does not involve the drilling of an additional hole.

 G.  MULTIPLE WELL PROPOSAL:

     It is specifically provided that no notice shall be given under Article VI. hereof which proposes the drilling of more than one well. Further, the provisions of said Article VI., insofar as same pertains to notification by a party of its desire to drill a well, shall be suspended for so long as
     (1) a prior notice has been given which is still in force and effect and the period of time during which the well regarding same may be commenced has not expired, or (2) a well is presently drilling hereunder. This paragraph shall not apply under those circumstances where the well to which notice is directed is a well which is required under the terms of a lease or contract or one required to maintain a lease or a portion thereof in force.

16


 H.  REWORKING OF PRODUCING WELLS:

     It is agreed that without the mutual consent of all parties no reworking or other operations shall be conducted under the provisions of Article VI. hereof so long as any completion is producing in paying quantities in the well with respect to which such proposal is made.

 I.  LIENS AND SECURITY INTERESTS:

     1. Liens and Security Interests of Operator: To secure payment to Operator of all indebtedness due by each Non-Operator to Operator pursuant to this Operating Agreement, each Non-Operator hereby specially mortgages and hypothecates unto and in favor of Operator, and its successors and assigns, all right, title and interest of each Non-Operator in and to (i) the oil, gas, or other minerals in, on, and under the Contract Area, (ii) any oil, gas, and mineral leases covering the Contract Area or any portion thereof.

          In addition, Non-Operator grants to Operator a security interest in and to all of such Non-Operator's rights, titles, interests, claims, general intangibles, proceeds, and products thereof, whether now existing or hereafter acquired, in and to (i) all oil, gas and other minerals produced from the Contract Area when produced; (ii) all accounts receivable accruing or arising as a result of the sale of such oil, gas and other minerals; (iii) all cash or other proceeds from the sale of such oil, gas, and other minerals once produced; and
          (iv) all surface and sub-surface equipment and facilities of any kind or character located on the Contract Area and the cash or other proceeds realized from the sale thereof (collectively, the "Personal Property Collateral"). Some of the Personal Property Collateral is or will become fixtures on the Contract Area, and the interest of Non-Operator in and to the oil, gas and other minerals when extracted from the Contract Area and the accounts receivable accruing or arising as the result of the sale thereof shall be financed at the wellhead of the well or wells located on the Contract Area. This Operating Agreement (including a carbon, photographic, or other reproduction hereof) shall constitute a non-standard form financing statement under the terms of the Uniform Commercial Code, as adopted in the State of Louisiana, and, as such, may be filed for record in the office of the Clerk of Court of any parish in Louisiana (or the Recorder of Mortgages of Orleans Parish).

     2.   Lien and Security Interest of Non-Operator:   Operator hereby grants a
          like lien and security interest, as provided, in XV.I..1. above to each Non-Operator (in proportions to any indebtedness owed by Operator to each Non-Operator at any time and from time to time under the terms of this Operating Agreement) to secure payment by Operator of Operator's proportionate share of all costs and expenses incurred under the terms of this Operating Agreement and all sums owed by Operator to Non-Operator in connection with operations on and production of oil, gas and other minerals from the Contract Area, including, without limitation, any proceeds realized from the sale of oil, gas, and other minerals produced from the Contract Area received by Operator from the purchaser thereof and attributable to the interests therein of Non-Operator. All of the provisions of Article XV.I.1. and XV.I.3. relating to the grant of a lien and security interest to Operator by Non-Operator are hereby repeated mutatis mutandis, substituting the word "Operator" for "Non-Operator" and vice versa when appropriate.

     3. Maximum Amount: The maximum amount for which the mortgage herein granted shall be deemed to secure the obligations of Non-Operator as stipulated herein is hereby fixed in an amount equal to $100,000,000.00 (the "Limit of the Mortgage"). Notwithstanding the foregoing Limit of the Mortgage, the individual liability of Non-Operator and Operator under the Operating Agreement and the mortgage and security interest granted hereby shall be limited to, and neither Operator nor Non-Operator, individually or collectively, shall be entitled to enforce the same against any Non-Operator or Operator for, an amount exceeding the actual indebtedness (including all interest charges, costs, attorney's fees, and other charges provided for in this Operating Agreement) outstanding and unpaid and that is attributable to or charged against the interest of such Non-Operator or Operator.

 J.  ADVANCE BILLING FOR CERTAIN OPERATIONS:

     In addition to the rights granted to Operator pursuant to Article VII.C., Operator, at its election, shall have the right from time to time to demand and receive in advance from Non-Operators payment of their respective proportionate shares of the estimated cost to be incurred in connection with any drilling, reworking, deepening, sidetracking, plugging-back, or completion operation proposed hereunder or any other operation undertaken pursuant hereto that is reasonably estimated to require an expenditure in excess of Twenty-five Thousand Dollars ($25,000.00), as reflected in the authority for expenditure provided by Operator to Non-Operators in connection with the relevant operation. In the case of a proposal for the drilling of a well, any such advance invoice shall cover only the estimated cost to drill the relevant well to its total depth, to conduct open-hole tests therein prior to a completion attempt, and to plug and abandon the same as a dry hole, maximum advance for abandonment and cleanup of location shall be $100,000. Each Non-Operator shall pay to Operator its proportionate share of such estimated costs in accordance with the provisions of Article XV.K. Proper adjustment between such advances and the actual expenses incurred shall be made upon the completion of the relevant operations to the end that each party shall bear and pay its proportionate share of the actual expenses incurred, and no more.

 K.  REMEDIES OF OPERATOR UPON DEFAULT IN PAYMENT BY NON-OPERATOR:

     Notwithstanding any other provision of this Operating Agreement to the contrary, the proportionate share of all costs, expenses (including, without limitation, delay rentals, shut-in royalty payments, minimum royalties, and other lease maintenance expenses), and/or advance estimates due by any Non-Operator to Operator pursuant to any provision of this Operating Agreement shall be due and payable within 15 days of the receipt by Non-Operator of Operator's invoice therefor (and, in the case of an advance for estimated costs, a statement thereof that conforms with the provisions of Article XV.J.), or, in the case of an invoice for the estimated cost to be incurred in connection with a completion attempt in a well located on the Contract Area, forty eight (48) hours after the delivery thereof. In the event that Operator does not receive Non-Operator's payment of the relevant invoice or statement amount within fifteen (15) days after the delivery by Operator of such invoice or statement, or, in the case of an invoice for the estimated cost to be incurred in connection with a completion attempt in a well located on the Contract Area, forty eight (48) hours after the delivery thereof, such invoice or statement shall bear interest as provided in Exhibit "C" attached hereto until paid. In the event that such invoice or statement remains unpaid fifteen (15) days after delivery thereof by Operator, or, in the case of an invoice for the estimated cost to be incurred in connection with a completion attempt in a well located on the Contract Area, forty eight (48) hours after the delivery thereof, Operator shall, by certified mail, return receipt requested, deliver to Non-Operator a second invoice or statement and notify Non-Operator that it is in default and that Operator intends to invoke the provisions of this Article XV.K. Should the second invoice or statement remain unpaid for forty eight (48) hours after the delivery thereof by Non-Operator, the relevant Non-Operator shall be deemed to be in default under the terms hereof, and Operator may select from the following remedies with respect to such default:

     (i) Operator may treat the amount of the unpaid invoice as a valid obligation, and collect the same (subject to final adjustment in the case of invoices for estimates) in any legal manner.

     (ii) Operator may elect to treat such failure to pay such costs and expenses in a timely manner as a non-consent under the provisions of
          Article VI.B.2 with respect to the wells or leases as to which the default has occurred, with the result that the non-consent penalties established in such provision or in Article XV.N. hereof, as applicable, shall be in effect with respect to the interest of the defaulting Non-Operator in such well, provided, however, that this remedy may not be selected with respect to defaults in payment of well operating expenses after first production (other than expenses of Subsequent Operations pursuant to Article VI.B.).

17

          Except as expressly otherwise provided hereinafter, Operator shall evidence its election in this regard by notice in writing to the relevant Non-Operator. For purposes of this Operating Agreement, however, Operator shall not be deemed to have elected the remedy provided in subsection (i) of this Article XV.K. until Operator shall have obtained from a court of competent jurisdiction a final and non-appealable judgment against the defaulting Non-Operator for the full amount of the unpaid invoice. The election by Operator of the remedy provided in subsection (i) of this Article XV.K. shall preclude Operator's pursuit of the remedies provided in subsection (ii) of this
          Article XV.K., but otherwise shall not restrict, limit, or prejudice Operator's recourse against the defaulting Non-Operator under any other provision of this Operating Agreement or otherwise for the defaulting Non-Operator's breach of its obligations hereunder and any resulting damage to Operator. Operator's election under subsection
          (ii) of this Article XV.K. above shall be deemed to constitute an election of remedies by Operator under the terms of this Operating Agreement, at law, or in equity with respect to such breach and any resulting damage to Operator; provided that if a court of competent jurisdiction holds such election to be ineffective or refuses to enforce such election, then Operator shall be deemed to have available all other remedies provided in this Operating Agreement, at law, or in equity against the relevant Non-Operator with respect to such breach and any resulting damage to Operator. No Non-Operator shall be entitled to rely upon Operator to enforce strictly Operator's rights under any provision of this Article XV.K. or any similar rights provided in agreements similar hereto between Operator and any other Non-Operators, with respect to any similar default by any Non-Operator in the payment of amounts invoiced by Operator. Any defaulting Non-Operator shall, upon notice by Operator, execute such assignments, conveyances, documents, and other instruments as Operator deems are necessary or appropriate to effectuate the intent and purposes of this Article K.

          Notwithstanding anything to the contrary contained in this Article XV.K., in the event any party hereto disputes in good faith an invoice or statement that is the subject of a default and notice has been given pursuant to the provisions hereof, such party may avoid the imposition of the remedies for such default contained in this Operating Agreement by paying the undisputed amount to Operator and paying the disputed amount into an account at a bank requiring the signatures of both such party and the Operator (or, if the Operator is the party in default, a Non-Operator designated by the Non-Operators) in order to release such funds. Such funds, or portions thereof, shall be released to the party(ies) entitled thereto upon the resolution of the issue raised by the objecting party.


 L.  PARAGRAPH L. HAS BEEN INTENTIONALLY OMITTED.


 M.  OPERATOR AS DISBURSING AGENT FOR NON-OPERATORS:

     Subject to the right of each party to take in kind its share of production from the Contract Area, each Non-Operator, by such party's execution of this Operating Agreement, designates Operator as the agent of any such party to receive and disburse the proceeds received from the sale of any oil, gas, or other minerals produced from the Contract Area pursuant hereto. Subject to the provisions of Article VII.B. of this Operating Agreement, Operator shall remit to each Non-Operator its proportionate share of such proceeds within thirty (30) days after the receipt by Operator of such proceeds. All costs incurred by Operator in making such disbursements (including, without limitation, all costs incurred by Operator in the preparation and circulation of division orders) shall be charged by Operator to the joint account of the parties and shall be treated in all respects the same as costs incurred in the development and operations of the Contract Area. Operator shall use its best efforts to make such disbursements correctly, but will be liable for incorrect disbursement only in the event of gross negligence or willful misconduct. Any Non-Operator may terminate the authority of Operator to act in such capacity on behalf of such Non-Operator by providing Operator and the relevant purchaser of production from the Contract Area with written notice of such termination of authority.

 N.  OPERATIONS NECESSARY TO MAINTAIN A LEASE:

     In addition to the provisions of Article VI.B.2. of this Agreement, if any proposed operations are necessary to maintain a lease or leases covered by this agreement in force or an agreement to earn lease(s) or interests which would otherwise expire unless such operations are conducted, then each Non-Consenting Party shall assign to Consenting Parties all of such Non-Consenting Party's right, title and interest in and to the lease(s) or portion thereof or such agreement which would be lost or not earned if such operations were not conducted. Such assignment shall be promptly due upon commencement of said proposed operations by Consenting Parties and if the assignment is in favor of more than one party the assigned interest shall be owned by the Consenting Parties in the proportions that the interest of each bears to the interest of all Consenting Parties unless otherwise agreed to in writing. Thereafter such acreage covered by said assignment shall not be subject to the terms of this agreement, but shall be deemed to be subject to an agreement identical to this agreement changed only to reflect the proper owners, lands covered and ownership percentages. For purposes of defining necessary operations to maintain a lease in force which would otherwise expire, such operations will be deemed necessary if proposed within the last six (6) months of the primary term of such lease.

 O.  DISPOSITION OF INTERESTS:

     Notwithstanding the provisions of this agreement and of the accounting procedure attached hereto as Exhibit "C", the parties to this agreement specifically agree subject to the provisions of this Article XV.O., that in no event during the terms of this contract shall Operator be required to make more than one billing for the entire interest credited to each party on Exhibit "A". It is further agreed that if any party to this agreement (hereafter referred to as "Selling Party") disposes of part or all of the interest credited to it on Exhibit "A", the Selling Party will be solely responsible for billing its assignee or assignees, and shall remain primarily liable to the other parties for the interest or interests assigned and shall make prompt payment to Operator for the entire amount of statements and billings rendered to it until such time as Selling Party has furnished Operator the following:

18

     (a) Written notice of the conveyance and photostatic or certified copies of the assignments by which the transfer was made.

     (b) The name of the assignee to be billed and a written statement signed by the assignee to be billed in which it consents to receive statements and billings for the interest acquired.

     Notwithstanding any provision of this agreement to the contrary, where, under the terms of this agreement, a party hereto is required to assign to one or more of the other parties its interest in one or more leases or portion or part thereof, such assignment shall be made free and clear of all overriding royalties, production payments, net profits interests, mortgages, liens or other burdens placed thereon by the assigning party or resulting from its ownership and operation of such lease or interest on and after the date of this instrument, except such burdens as set forth in Exhibit "A" or with which the lease or interest was burdened when acquired by the party, but otherwise without warranty of title, either express or implied, except against those parties claiming by, through and under but not otherwise, and assignee shall have the right of subrogation as to any warranties to which it may be entitled.

 P.  NON-DISCRIMINATION:

     Operator agrees to comply with non-discrimination provisions of Paragraphs
     (1) through (7) Section 202 of Executive Order No. 11246, as amended (30 Fed. Reg. 12319), unless exempted by order of the Secretary of Labor issued pursuant to Section 204 of said Executive Order No. 11246.

 Q.  AREA OF MUTUAL INTEREST:

     The parties hereto designate, as an Area of Mutual Interest, all lands lying within the geographical area shown on the plat attached hereto as Exhibit "A-1".

     (a) The terms and conditions of this Area of Mutual Interest shall be effective from the effective date of this Operating Agreement until
          (i) three years after such effective date; or (ii) the termination or expiration of this Agreement, whichever occurs sooner.

     (b) During the period of this Area of Mutual Interest, should any party hereto ("Acquiring Party") acquire or obtain the right to acquire any leasehold interest or mineral interest, including a farmout or other similar agreement, covering any lands within the Area of Mutual Interest, from a party not subject to this Operating Agreement, then the Acquiring Party shall give notice of such acquisition to the other parties ("Offerees") within 15 days after the acquisition together with a detailed statement of the actual costs incurred for such acquisition. In addition, such notice shall include a copy of the lease or contract, paid draft and any other pertinent and available data. The Offerees shall have the option to acquire their proportionate share of said interest, said option to be exercised within fifteen (15) days after the Offerees receive written notice of the acquisition.

          If however, a well is then being drilled either within the Area of Mutual Interest or within 2,000' thereof, the Acquiring Party shall so advise the Offerees, in which event the election must be made within forty-eight (48) hours, exclusive of Saturdays, Sundays and legal holidays, after receipt of notice. The election to exercise the foregoing option shall be made by tendering to the Acquiring Party within the aforesaid fifteen (15) day or forty-eight (48) hour period, whichever is applicable, the Offeree's proportionate share of the actual cost of acquisition of such interest, which shall be in proportion to the interests held at that time by the parties in the Contract Area. Failure of any Offeree to exercise the option within the period provided above shall be deemed an election not to acquire its share of such interest.

     (c) If the interest to be acquired is the consequence of a farmout agreement or similar agreement requiring the drilling of a well or the performance of other obligations, the election to acquire shall also constitute an election by the Offerees to join with the Acquiring Party in all operations and obligations required to earn under such an agreement and to bear its proportionate part of the cost thereof. However, nothing in this Article shall be construed to prevent any party hereto from electing not to join in a completion attempt of an earning or obligation well drilled under the terms of such farmout agreement or similar agreement. In any such event, the non-consenting party shall forfeit all rights in and to such farmout agreement or similar agreement not theretofore earned by the non-consenting party. Thereupon, the participating party or parties shall bear the cost and risk of such operation in the proportions they have elected to bear same under the terms of the second grammatical paragraph of Article VI.B.2.

     (d) If the acquired interest covers lands both within and without the Area of Mutual Interest, the Acquiring Party shall offer the entire interest and should each Offeree hereto acquire its proportionate interest therein, the lands lying outside the Area of Mutual Interest shall become part of the Contract Area and the Area of Mutual Interest shall thereby be enlarged.

     (e) If some, but less than all, of the Offerees elect to participate in the acquisition of an interest, the Acquiring Party shall advise the other parties of the total interest of the Offerees participating in the acquisition of an interest. Each Offeree within forty-eight (48) hours (exclusive of Saturday, Sunday and legal holidays) after receipt of such notice, shall advise the Acquiring Party of its desire to (a) limit participation to such Offeree's interest as shown on Exhibit "A" or (b) acquire its proportionate part of the interest of those Offerees electing not to participate in the acquisition of an interest, and failure to advise the Acquiring Party shall be deemed an election under (a). Any interest in which less than all the Offerees elect to participate shall not be subject to this Operating Agreement but shall be deemed to be subject to an agreement identical to this agreement except that the lands described and the interest of the parties shall conform to the actual interest acquired and as owned.

     (f) Each Offeree who participates in the acquisition of an interest shall promptly be given an assignment of its proportionate interest therein by the Acquiring Party, free and clear of any burdens placed thereon by the Acquiring Party (other than overriding royalties, back-ins or other burdens reserved by the grantor, farmor, assignor or lessor, as the case may be, of such interest) and with warranty as to those claiming by, through or under Acquiring Party, but not otherwise.

     (g) The provisions of this Article shall not be applicable to acquisitions by any party hereto of an interest either through mergers, corporate reorganizations or through consolidation with a subsidiary or affiliated company, partnership, or individual.

 R.  CONFIDENTIALITY:

     Except as provided herein below, no Party shall release any geological, geophysical, or reservoir information or any logs or other information pertaining to the progress, tests, or results of any well drilled on the Contract Area unless such information is already available to the general public, or unless agreed to by the participating parties owning interests in said well or wells.

     A party may make confidential information available to:

     (1) Governmental agencies as required or reasonably necessitated by law or regulation;

     (2) Third parties with whom a party is engaged in a bona fide effort to sell or farmout its interest in the Contract Area;

     (3) Reputable engineering firms for hydrocarbon reserve and other technical evaluations;

     (4) Gas purchasers and gas transmission companies for technical evaluations;

     (5) Reputable financial institutions for evaluation prior to commitment of funds.

     Any third party permitted access to data pursuant to this Article XV.R. shall first agree not to release the data to anyone for any purpose. Each third party permitted access under Article XV.R. (2) shall also first agree in writing that, in the event of a failure to complete such transaction, it shall make no use of the confidential information.

19

     No party hereto shall distribute any information or photographs to the press or other media without approval of all other parties. The only exception to the foregoing shall be (i) disclosures required by law and
     (ii) in the event of an emergency involving the loss of human life or other clear emergency, a participating party is authorized to furnish such minimum strictly factual information as shall be necessary to satisfy the legitimate public interest on the part of the press and duly constituted authorities if time does not permit the obtaining of prior approval by all participating parties such party shall thereupon promptly advise Operator of the information the party so furnished. Any news releases made by any of the parties hereto concerning operations conducted hereunder shall contain the names of all of the parties hereto.

     ACCESS AND INFORMATION:

     Notwithstanding the provisions of this agreement to the contrary should any party be a Non-Consenting Party under Article VI.B.2. or Article XV.N., or be in default under Articles VII., XV.K. or any other provision hereunder, then such non-consenting or defaulting party shall be denied access to and information (including but not limited to daily drilling reports and well logs) pertaining to the well or wells for which such party is in default or has elected not to participate. The provisions of this Article XV.S. are not intended to supersede the requirements contained in Article VI.B.2., in lines 53 through 65, page 6 of this agreement.

 T.  NON-CONSENTING PARTY GAS SALES:

     Gas production attributable to any Non-Consenting Party's relinquished interest upon such Party's election shall be sold to its purchaser, if available, under the terms of its existing gas sales contract. Such Non-Consenting Party shall direct its purchaser to remit the proceeds receivable from such sale direct to the Consenting Parties until the amounts provided for in Article VI.B.2. are recovered from the Non-Consenting Party's relinquished interest. If such Non-Consenting Party has not contracted for sale of its gas at the time such gas is available for delivery, or has not made the election as provided above, the Consenting Parties shall own and be entitled to receive and sell such Non-Consenting Party's share of gas as hereinabove provided during the recoupment period.

U.   ARBITRATION

     Subject to any restriction imposed by law on agreements for compulsory arbitration, the parties agree that any controversy or dispute arising out of, in connection with, or related to this Agreement, any provision or breach thereof, or any transaction contemplated hereby shall be submitted to and settled by binding and conclusive arbitartion before a panel of three (3) arbitrators in Houston, Texas in accordance with the applicable rules of the American Arbitration Association (or any other form of arbitration agreed to by the parties) then in effect; provided, however, that only actual damages and attorney fees of the prevailing party reasonably incurred in connection with the arbitration proceeding shall be awarded in connection therewith. Judgment on any award rendered pursuant to any such arbitration proceeding may be entered in any court, Federal or state, having jurisdiction thereof, and the parties shall be deemed to have waived their right to any form of appeal of such award to the extent permitted by law.

 V.  NON CONSENT OF INITIAL TEST WELL

     Notwithstanding any provision of Article VI.A. or VI.B.2. to the contrary, should any party to this Agreement elect not to participate in the initial test well drilled on the Contract Area; then such party or parties shall be deemed to have forfeited its interest in and to the well and all lands and leases within the Contract Area. Such Non-Participating party shall immediately assign all of its right, title and interest within the Contract Area to the Participating Parties in the proportions that the interest of each Participating Party bears to the interest of all Participating Parties unless otherwise agreed to in writing.

 W.  CONFLICT OF PROVISIONS

     In the event that a conflict exists between any provision of this Article
     XV. and any other Articles or provision of this Operating Agreement, this
     Article XV. shall control.

X.   EXPLORATION AGREEMENT

     As of the Effective Date hereof, this Joint Operating Agreement shall with respect to the Contract Area supercede and be in lieu of the Exploration Agreement dated April 4, 1996, by and between Zydeco Exploration, Inc., and FX Energy, Inc. (now Cheniere Energy Operating Company, Inc.) and the Default Operating Agreement attached thereto.

                                    ARTICLE XVI.


                                   MISCELLANEOUS



     This agreement shall be binding upon and shall inure to the benefit of the parties hereto and to their respective heirs, devisees, legal representatives, successors and assigns.



     This instrument may be executed in any number of counterparts, each of which shall be considered an original for all purposes.



     IN WITNESS WHEREOF, this agreement shall be effective as of ___________ day of ________, 19__.



_________________, who has prepared and circulated this form for execution, represents and warrants that the form was printed from and with the exception listed below, is identical to the AAPL Form 610-1982 Model Form Operating Agreement, as published in diskette form by Forms On-A-Disk, Inc. No changes, alternations, or modifications, other than those in Articles_______________ _________________________________________________, have been made to the form.



                                  O P E R A T O R

 WITNESSES:                        ZYDECO EXPLORATION, INC.

------------------------------     -------------------------------------
                                   BY:




                              N O N O P E R A T O R S







                                   CHENIERE ENERGY, INC.


------------------------------     -------------------------------------
                                   BY:


                                   BETA OIL & GAS, INC.




------------------------------     -------------------------------------
                                   BY:



                                   EXCEL ENERGY, L. P.








                                   EPSILON ENERGY INC.

                                    EXHIBIT "C"

Attached to and made a part of that certain Operating Agreement dated effective February 2, 1999, by and between ZYDECO EXPLORATION, INC., as Operator and CHENIERE ENERGY, INC., ET AL, as Non-Operator.

                            ACCOUNTING PROCEDURES
                               JOINT OPERATIONS

                            I. GENERAL PROVISIONS

1. DEFINITIONS

   "Joint Property" shall mean the real and personal property subject to the agreement to which this Accounting Procedure is attached.
   "Joint Operations" shall mean all operations necessary or proper for the development, operation, protection and maintenance of the Joint Property. "Joint Account" shall mean the account showing the charges paid and credits received in the conduct of the Joint Operations and which are to be shared by the Parties.
   "Operator" shall mean the party designated to conduct the Joint Operations. "Non-Operator" shall mean the Parties to this agreement other than the Operator.
   "Parties" shall mean Operator and Non-Operators.
   "First Level Supervisors" shall mean those employees whose primary function in Joint Operations is the direct supervision of other employees and/or contract labor directly employed on the Joint Property in a field operating capacity.
   "Technical Employees" shall mean those employees having special and specific engineering, geological or other professional skills, and whose primary function in Joint Operations is the handling of specific operating conditions and problems for the benefit of the Joint Property.
   "Personal Expenses" shall mean travel and other reasonable reimbursable expenses of Operator's employees.
   "Material" shall mean personal property, equipment or supplies acquired or held for use on the Joint Property.
   "Controllable Material" shall mean Material which at the time is so classified in the Material Classification Manual as most recently recommended by the Council of Petroleum Accountants Societies.

2. STATEMENT AND BILLINGS

   Operator shall bill Non-Operators on or before the last day of each month for their proportionate share of the Joint Account for the preceding month. Such bills will be accompanied by statements which identify the authority for expenditure, lease or facility, and all charges and credits summarized by appropriate classifications of investment and expense except that items of Controllable Material and unusual charges and credits shall be separately identified and fully described in detail.

3. ADVANCES AND PAYMENTS BY NON-OPERATORS

   A. Unless otherwise provided for in the agreement, the Operator may require the Non-Operators to advance their share of estimated cash outlay for the succeeding month's operation within fifteen (15) days after receipt of the billing or by the first day of the month for which the advance is required, whichever is later. Operator shall adjust each monthly billing to reflect advances received from the Non-Operators.

   B. Each Non-Operator shall pay its proportion of all bills within fifteen
      (15) days after receipt. If payment is not made within such time, the unpaid balance shall bear interest monthly at the prime rate in effect at Citibank on the first day of the month in which delinquency occurs plus 1% or the maximum contract rate permitted by the applicable usury laws in the state in which the Joint Property is located, whichever is the lesser, plus attorney's fees, court costs, and other costs in connection with the collection of unpaid amounts.

4. ADJUSTMENTS

   Payment of any such bills shall not prejudice the right of any Non-Operator to protest or question the correctness thereof; provided, however, all bills and statements rendered to Non-Operators by Operator during any calendar year shall conclusively be presumed to be true and correct after twenty-four (24) months following the end of any such calendar year, unless within the said twenty-four (24) month period a Non-Operator takes written exception thereto and makes claim on Operator for adjustment. No adjustment favorable to Operator shall be made unless it is made within the same prescribed period. The provisions of this paragraph shall not prevent adjustments resulting from a physical inventory of Controllable Material as provided for in Section V.

      COPYRIGHT-C- 1985 by the Council of Petroleum Accountants Societies.

5. AUDITS

   A. A Non-Operator, upon notice in writing to Operator and all other Non-Operators, shall have the right to audit Operator's accounts and records relating to the Joint Account for any calendar year within the twenty-four (24) month period following the end of such calendar year; provided, however, the making of an audit shall not extend the time for the taking of written exception to and the adjustments of accounts as provided for in Paragraph 4 of this Section I. Where there are two or more Non-Operators, the Non-Operators shall make every reasonable effort to conduct a joint audit in a manner which will result in a minimum of inconvenience to the Operator. Operator shall bear no portion of the Non-Operators' audit cost incurred under this paragraph unless agreed to by the Operator. The audits shall not be conducted more than once each year without prior approval of Operator, except upon the registration or removal of the Operator, and shall be made at the expense of those Non-Operators approving such audit.

   B. The Operator shall reply in writing to an audit report within 30 days after receipt of such report.

6. APPROVAL BY NON-OPERATORS

   Where an approval or other agreement of the Parties or Non-Operators is expressly required under other sections of this Accounting Procedure and if the agreement to which this Accounting Procedure is attached contains no contrary provisions in regard thereto, Operator shall notify all Non-Operators of the Operator's proposal, and the agreement or approval of a majority in interest of the Non-Operators shall be controlling on all Non-Operators.

                              II. DIRECT CHARGES

Operator shall charge the Joint Account with the following items.

1. ECOLOGICAL AND ENVIRONMENTAL

   Costs incurred for the benefit of the Joint Property as a result of governmental or regulatory requirements to satisfy environmental considerations applicable to the Joint Operations. Such costs may include surveys of an ecological or archaeological nature and pollution control procedures as required by applicable laws and regulations.

2. RENTALS AND ROYALTIES

   Lease rentals and royalties paid by Operator for the Joint Operations.

3. LABOR

   A. (1) Salaries and wages of Operator's field employees or consultants directly employed on the Joint Property in the conduct of Joint Operations.

      (2) Salaries of First Level supervisors in the field.

      (3) Salaries and wages of Technical Employees or consultants directly employed on the Joint Property if such charges are excluded from the overhead rates.

      (4) Salaries and wages of Technical Employees or consultants either temporarily or permanently assigned to and directly employed in the operation of the Joint Property if such charges are excluded from the overhead rates.

   B. Operator's cost of holiday, vacation, sickness and disability benefits and other customary allowances paid to employees whose salaries and wages are chargeable to the Joint Account under Paragraph 3A of this
      Section II. Such costs under this Paragraph 3B may be charged on a "when and as paid basis" or by "percentage assessment" on the amount of salaries and wages chargeable to the Joint Account under Paragraph 3A of this Section II. If percentage assessment is used, the rate shall be based on the Operator's cost experience.

   C. Expenditures or contributions made pursuant to assessments imposed by governmental authority which are applicable to Operator's costs chargeable to the Joint Account under Paragraphs 3A and 3B of this
      Section II.

   D. Personal Expenses of those employees or consultants whose salaries and wages are chargeable to the Joint Account under Paragraph 3A of this
      Section II.

4. EMPLOYEE BENEFITS

   Operator's current costs of established plans for employees' group life insurance, hospitalization, pension, retirement, stock purchase, thrift, bonus, and other benefit plans of a like nature, applicable to Operator's labor cost chargeable to the Joint Account under Paragraphs 3A and 3B of this Section II shall be Operator's actual cost not to exceed the percent most recently recommended by the Council of Petroleum Accountants Societies.

5. MATERIAL

   Material purchased or furnished by Operator for use on the Joint
   Property as provided under Section IV. Only such Material shall be purchased for or transferred to the Joint Property as may be required for immediate use and is reasonably practical and consistent with efficient and economical operations. The accumulation of surplus stocks shall be avoided.

6. TRANSPORTATION

   Transportation of employees and Material necessary for the Joint Operations but subject to the following limitations:

     A. If Material is moved to the Joint Property from the Operator's warehouse or other properties, no charge shall be made to the Joint Account for a distance greater than the distance from the nearest reliable supply store where like material is normally available or railway receiving point nearest the Joint Property unless agreed to by the Parties.

     B. If surplus Material is moved to Operator's warehouse or other storage point, no charge shall be made to the Joint Account for a distance greater than the distance to the nearest reliable supply store where like material is normally available, or railway receiving point nearest the Joint Property unless agreed to by the Parties. No charge shall be made to the Joint Account for moving Material to other properties belonging to Operator, unless agreed to by the Parties.

     C. In the application of subparagraphs A and B above, the option to equalize or charge actual trucking cost is available when the actual charge is $400 or less excluding accessorial charges. The $400 will be adjusted to the amount most recently recommended by the Council of Petroleum Accountants Societies.

7.   SERVICES

     The cost of contract services, equipment and utilities provided by outside sources, except services excluded by Paragraph 10 of Section II and Paragraph i, ii, and iii, of Section III. The cost of professional consultant services and contract services of technical personnel directly engaged on the Joint Property if such charges are excluded from the overhead rates. The cost of professional consultant services or contract services of technical personnel not directly engaged on the Joint Property shall not be charged to the Joint Account unless previously agreed to by the Parties.

8.   EQUIPMENT AND FACILITIES FURNISHED BY OPERATOR

     A. Operator shall charge the Joint Account for use of Operator owned equipment and facilities at rates commensurate with costs of ownership and operation. Such rates shall include costs of maintenance, repairs, other operating expense, insurance, taxes, depreciation, and interest on gross investment less accumulated depreciation not to exceed twelve percent (12%) per annum. Such rates shall not exceed average commercial rates currently prevailing in the immediate area of the Joint Property.

     B. In lieu of charges in paragraph 8A above, Operator may elect to use average commercial rates prevailing in the immediate area of the Joint Property less 20%. For automotive equipment, Operator may elect to use rates published by the Petroleum Motor Transport Association.

9.   DAMAGES AND LOSSES TO JOINT PROPERTY

     All costs or expenses necessary for the repair or replacement of Joint Property made necessary because of damages or losses incurred by fire, flood, storm, theft, accident, or other cause, except those resulting from Operator's gross negligence or willful misconduct. Operator shall furnish Non-Operator written notice of damages or losses incurred as soon as practicable after a report thereof has been received by Operator.

10.  LEGAL EXPENSE

     Expense of handling, investigating and settling litigation or claims, discharging of liens, examination of title, payment of judgements and amounts paid for settlement of claims incurred in or resulting from operations under the agreement or necessary to protect or recover the Joint Property, except that no charge for services of Operator's legal staff shall be made unless previously agreed to by the Parties.

11.  TAXES

     All taxes of every kind and nature assessed or levied upon or in connection with the Joint Property, the operation thereof, or the production therefrom, and which taxes have been paid by the Operator for the benefit of the Parties. If the ad valorem taxes are based in whole or in part upon separate valuations of each party's working interest, then notwithstanding anything to the contrary herein, charges to the Joint Account shall be made and paid by the Parties hereto in accordance with the tax value generated by each party's working interest.

12.  INSURANCE

     Net premiums paid for insurance required to be carried for the Joint Operations for the protection of the Parties. In the event Joint Operations are conducted in a state in which Operator may act as self-insurer for Worker's Compensation and/or Employers Liability under the respective state's laws, Operator may, at its election, include the risk under its self-insurance program and in that event, Operator shall include a charge at Operator's cost not to exceed manual rates.

13.  ABANDONMENT AND RECLAMATION

     Costs incurred for abandonment of the Joint Property, including costs required by governmental or other regulatory authority.

14.  COMMUNICATIONS

     Cost of acquiring, leasing, installing, operating, repairing and maintaining communication systems, including radio and microwave facilities directly serving the Joint Property. In the event communication facilities/systems serving the Joint Property are Operator owned, charges to the Joint Account shall be made as provided in Paragraph 8 of this Section II.

15.  OTHER EXPENDITURES

     Any other expenditures not covered or dealt with in the foregoing provisions of this Section II, or in Section III and which is of direct benefit to the Joint Property and is incurred by the Operator in the necessary and proper conduct of the Joint Operations.

                               III. OVERHEAD

1.   OVERHEAD - DRILLING AND PRODUCING OPERATIONS

     i. As compensation for administrative, supervision, office services and warehousing costs, Operator shall charge drilling and producing operations on either:

          (X) Fixed Rate Basis, Paragraph 1A, or
          ( ) Percentage Basis, Paragraph 1B

          Unless otherwise agreed to by the Parties, such charges shall be in lieu of costs and expenses of the home offices and salaries or wages plus applicable burdens and expenses of all personnel, except those directly chargeable under Paragraph 3A, Section II. The cost and expense of services from outside sources in connection with matters of taxation, traffic, accounting or matters before or involving governmental agencies shall be considered as a direct charge to the Joint Account.

     ii. The salaries, wages and Personal Expenses of Technical Employees and/or the cost of professional consultant services and contract services of technical personnel directly employed on the Joint
          Property:

          ( ) shall be covered by the overhead rates, or
          (X) shall not be covered by the overhead rates.

     iii. The salaries, wages and Personal Expenses of Technical Employees and/or costs of professional consultant services and contract services of technical personnel either temporarily or permanently assigned to and directly employed in the operation of the Joint
          Property:

          ( ) shall be covered by the overhead rates, or
          (X) shall not be covered by the overhead rates.

     A.   OVERHEAD - FIXED RATE BASIS

          (1) Operator shall charge the Joint Account at the following rates per well per month:

               Drilling Well Rate $ 9,700.00
                (Prorated for less than a full month)

               Producing Well Rate $ 970.00

          (2)  APPLICATION OF OVERHEAD - FIXED RATE BASIS SHALL BE AS FOLLOWS:

               (a)  DRILLING WELL RATE

                    (1) Charges for drilling wells shall begin on the date the well is spudded and terminate on the date the drilling rig, completion rig, or other units used in completion of the well is released, whichever is later, except that no charge shall be made during suspension of drilling or completion operations for fifteen (15) or more consecutive calendar days.

                    (2) Charges for wells undergoing any type of workover or recompletion for a period of five (5) consecutive work days or more shall be made at the drilling well rate. Such charges shall be applied for the period from date workover operations, with rig or other units used in workover, commence through date of rig or other unit release, except that no charge shall be made during suspension of operations for fifteen
                         (15) or more consecutive calendar days.

               (b)  PRODUCING WELL RATES

                    (1) An active well either produced or injected into for any portion of the month shall be considered as a one-well charge for the entire month.

                    (2) Each active completion in a multi-completed well in which production is not commingled down hole shall be considered as a one-well charge providing each completion is considered a separate well by the governing regulatory authority.

                    (3)  An inactive gas well shut in because of
                         overproduction or failure of purchaser to take the production shall be considered as a one-well charge providing the gas well is directly connected to a permanent sales outlet.

                    (4) A one-well charge shall be made for the month in which plugging and abandonment operations are completed on any well. This one-well charge shall be made whether or not the well has produced except when drilling well rate applies.

                    (5) All other inactive wells (including but not limited to inactive wells covered by unit allowable, lease allowable, transferred allowable, etc.) shall not qualify for an overhead charge.

          (3) The well rates shall be adjusted as of the first day of April each year, following the effective date of the agreement to which this Accounting Procedure is attached. The adjustment shall be computed by multiplying the rate currently in use by the percentage increase or decrease in the average weekly earnings of Crude Petroleum and Gas Production Workers for the last calendar year compared to the calendar year preceding as shown by the index of average weekly earnings of Crude Petroleum and Gas Production Workers as published by the United States Department of Labor, Bureau of Labor Statistics, or the equivalent Canadian index as published by Statistics Canada, as applicable. The adjusted rates shall be the rates currently in use, plus or minus the computed adjustment.

2.   OVERHEAD - MAJOR CONSTRUCTION

     To compensate Operator for overhead costs incurred in the construction and installation of fixed assets, the expansion of fixed assets, and any other project clearly discernible as a fixed asset required for the development and operation of the Joint Property, Operator shall either negotiate a rate prior to the beginning of construction, or shall charge the Joint

     Account for overhead based on the following rates for any Major Construction project in excess of $25,000.00:

     A.  5% of first $100,000 or total cost if less, plus

     B.  3% of costs in excess of $100,000 but less than $1,000,000, plus

     C.  2% of costs in excess of $1,000,000.

     Total cost shall mean the gross cost of any one project. For the purpose of this paragraph, the component parts of a single project shall not be treated separately and the cost of drilling and workover wells and artificial lift equipment shall be excluded.

3.   CATASTROPHE OVERHEAD

     To compensate Operator for overhead costs incurred in the event of expenditures resulting from a single occurrence due to oil spill, blowout, explosion, fire, storm, hurricane, or other catastrophes as agreed to by the Parties, which are necessary to restore the Joint Property to the equivalent condition that existed prior to the event causing the expenditures, Operator shall either negotiate a rate prior to charging the Joint Account or shall charge the Joint Account for overhead based on the following rates:

     A.  5% of total costs through $100,000; plus

     B.  3% of total costs in excess of $100,000 but less than $1,000,000; plus

     C.  2% of total costs in excess of $1,000,000.

     Expenditures subject to the overheads above will not be reduced by insurance recoveries, and no other overhead provisions of this Section III shall apply.

4.   AMENDMENT OF RATES

     The overhead rates provided for in this Section III may be amended from time to time only by mutual arrangement between the Parties hereto if, in practice, the rates are found to be insufficient or excessive.

     IV.  PRICING OF JOINT ACCOUNT MATERIAL PURCHASES, TRANSFERS AND
          DISPOSITIONS

Operator is responsible for Joint Account Material and shall make proper and timely charges and credits for all Material movements affecting the Joint Property. Operator shall provide all Material for use on the Joint Property; however, at Operator's option, such Material may be supplied by the Non-Operator. Operator shall make timely disposition of idle and/or surplus Material, such disposal being made either through sale to Operator or Non-Operator, division in kind, or sale to outsiders. Operator may purchase, but shall be under no obligation to purchase, interest of Non-Operators in surplus condition A or B Material. The disposal of surplus Controllable Material not purchased by the Operator shall be agreed to by the Parties.

1.   PURCHASES

     Material purchased shall be charged at the price paid by Operator after deduction of all discounts received. In case of Material found to be defective or returned to vendor for any other reasons, credit shall be passed to the Joint Account when adjustment has been received by the Operator.

2.   TRANSFERS AND DISPOSITIONS

     Material furnished to the Joint Property and Material transferred from the Joint Property or disposed of by the Operator unless otherwise agreed to by the Parties, shall be priced on the following basis exclusive of cash discounts:

A.   NEW MATERIAL (CONDITION A)

     (1)  TUBULAR GOODS OTHER THAN LINE PIPE

          (a) Tubular goods, sized 2 3/8 inches OD and larger, except line pipe, shall be priced at Eastern mill published carload base prices effective as of date of movement plus transportation cost using the 80,000 pound carload weight basis to the railway receiving point nearest the Joint Property for which published rail rates for tubular goods exist. If the 80,000 pound rail rate is not offered, the 70,000 pound or 90,000 pound rail rate may be used. Freight charges for tubing will be calculated from Lorain, Ohio and casing from Youngstown, Ohio.

          (b) For grades which are special to one mill only, prices shall be computed at the mill base of that mill plus transportation cost from that mill to the railway receiving point nearest the Joint Property as provided above in Paragraph 2.A.(1)(a). For transportation cost from points other than Eastern mills, the 30,000 pound Oil Field Haulers Association interstate truck rate shall be used.

          (c) Special end finish tubular goods shall be priced at the lowest published out-of-stock price, f.o.b. Houston, Texas, plus transportation cost, using Oil Field Haulers Association interstate 30,000 pound truck rate, to the railway receiving point nearest the Joint Property.

          (d) Macaroni tubing (size less than 2 1/4 inch OD) shall be priced at the lowest published out-of-stock prices f.o.b. the supplier plus transportation costs using the Oil Field Haulers Association interstate truck rate per weight of tubing transferred, to the railway receiving point nearest the Joint Property.

     (2)  LINE PIPE

          (a) Line pipe movements (except size 24 inch OD and larger with walls 1/4 inch and over) 30,000 pounds or more shall be priced under provisions of tubular goods pricing in Paragraph A.(1)(a) as provided above. Freight charges shall be calculated from Lorain, Ohio.

          (b) Line pipe movements (except size 24 inch OD and larger with walls 3/4 inch and over) less than 30,000 pounds shall be priced at Eastern mill published carload base prices effective as of date of shipment, plus 20 percent, plus transportation costs based on freight rates as set forth under provisions of tubular goods pricing in Paragraph A.(1)(a) as provided above. Freight charges shall be calculated from Lorain, Ohio.

          (c) Line pipe 24 inch OD and over and 3/4 inch wall and larger shall be priced f.o.b. the point of manufacture at current new published prices plus transportation cost to the railway receiving point nearest the Joint Property.

          (d) Line pipe, including fabricated line pipe, drive pipe and conduit not listed on published price lists shall be priced at quoted prices plus freight to the railway receiving point nearest the Joint Property or at prices agreed to by the Parties.

     (3) Other Material shall be priced at the current new price in effect at date of movement, as listed by a reliable supply store nearest the Joint Property, or point of manufacture, plus transportation costs, if applicable, to the railway receiving point nearest the Joint Property.

     (4) Unused new Material, except tubular goods, moved from the Joint Property shall be priced at the current new price, in effect on date of movement, as listed by a reliable supply store nearest the Joint Property, or point of manufacture, plus transportation costs, if applicable, to the railway receiving point nearest the Joint Property. Unused new tabulars will be priced as provided above in Paragraph 2 A(1) and (2).

B.   GOOD USED MATERIAL (CONDITION B)

     Material in sound and serviceable condition and suitable for reuse without reconditioning:

     (1)  MATERIAL MOVED TO THE JOINT PROPERTY

          At seventy-five percent (75%) of current new market price.

     (2)  MATERIAL USED ON AND MOVED FROM THE JOINT PROPERTY

          (a) At seventy-five percent (75%) of current new market price, if Material was originally charged to the Joint Account as new Material or

          (b) At sixty-five percent (65%) of current new market price, if Material was originally charged to the Joint Account as used Material.

     (3)  MATERIAL NOT USED ON AND MOVED FROM THE JOINT PROPERTY

          At seventy-five percent (75%) of current new price as determined by Paragraph A.

     The cost of reconditioning, if any, shall be absorbed by the transferring property.

C.   OTHER USED MATERIAL

     (1)  CONDITION C

          Material which is not in sound and serviceable condition and not suitable for its original function until after reconditioning shall be priced at fifty percent (50%) of current new market price. The cost of reconditioning shall be charged to the receiving property, provided Condition C value plus cost of reconditioning does not exceed Condition B value.

         (2) CONDITION D

             Material, excluding junk, no longer suitable for its original purpose, but usable for some other purpose shall be priced on a basis commensurate with its use. Operator may dispose of Condition D Material under procedures normally used by Operator without prior approval of Non-Operators.

             (a) Casing, tubing, or drill pipe used as line pipe shall be priced as Grade A and B seamless line pipe of comparable size and weight. Used casing, tubing or drill pipe utilized as line pipe shall be priced at used line pipe prices.

             (b) Casing, tubing or drill pipe used as higher pressure service lines than standard line pipe, e.g. power oil lines, shall be priced under normal pricing procedures for casing, tubing, or drill pipe. Upset tubular goods shall be priced on a non upset basis.

         (3) CONDITION E

             Junk shall be priced at prevailing prices. Operator may dispose of Condition E Material under procedures normally utilized by Operator without prior approval of Non-Operators.

     D.  OBSOLETE MATERIAL

         Material which is serviceable and usable for its original function but completion and/or value of such Material is not equivalent to that which would justify a price as provided above may be specially priced as agreed to by the Parties. Such price should result in the Joint Account being charged with the value of the service rendered by such Material.

     E.  PRICING CONDITIONS

         (1) Loading or unloading costs may be charged to the Joint Account at the rate of twenty-five cents (25-cents-) per hundred weight on all tubular goods movements, in lieu of actual loading or unloading costs sustained at the stocking point. The above rate shall be adjusted as of the first day of April each year following January 1, 1985 by the same percentage increase or decrease used to adjust overhead rates in Section III, Paragraph 1.A(3). Each year, the rate calculated shall be rounded to the nearest cent and shall be the rate in effect until the first day of April next year. Such rate shall be published each year by the Council of Petroleum Accountants Societies.

         (2) Material involving erection costs shall be charged at applicable percentage of the current knocked-down price of new Material.

3.   PREMIUM PRICES

     Whenever Material is not readily obtainable at published or listed prices because of national emergencies, strikes or other unusual causes over which the Operator has no control, the Operator may charge the Joint Account for the required Material at the Operator's actual cost incurred in providing such Material, in making it suitable for use, and in moving it to the Joint Property; provided notice in writing is furnished to Non-Operators of the proposed charge prior to billing Non-Operators for such Material. Each Non-Operator shall have the right, by so electing and notifying Operator within ten days after receiving notice from Operator, to furnish in kind all or part of his share of such Material suitable for use and acceptable to Operator.

4.   WARRANTY OF MATERIAL FURNISHED BY OPERATOR

     Operator does not warrant the Material furnished. In case of defective Material, credit shall not be passed to the Joint Account until adjustment has been received by Operator from the manufacturers or their agents.


                               V. INVENTORIES

The Operator shall maintain detailed records of Controllable Material.

1.   PERIODIC INVENTORIES, NOTICE AND REPRESENTATION

     At reasonable intervals, inventories shall be taken by Operator of the Joint Account Controllable Material. Written notice of intention to take inventory shall be given by Operator at least thirty (30) days before any inventory is to begin so that Non-Operators may be represented when any inventory is taken. Failure of Non-Operators to be represented at an inventory shall bind Non-Operators to accept the inventory taken by Operator.

2.   RECONCILIATION AND ADJUSTMENT OF INVENTORIES

     Adjustments to the Joint Account resulting from the reconciliation of a physical inventory shall be made within six months following the taking of the inventory. Inventory adjustments shall be made by Operator to the Joint Account for overages and shortages, but, Operator shall be held accountable only for shortages due to lack of reasonable diligence.

3.   SPECIAL INVENTORIES

     Special inventories may be taken whenever there is any sale, change of interest, or change of Operator in the Joint Property. It shall be the duty of the party selling to notify all other Parties as quickly as possible after the transfer of interest takes place. In such cases, both the seller and the purchaser shall be governed by such inventory. In cases involving a change of Operator, all Parties shall be governed by such inventory.

4.   EXPENSE OF CONDUCTING INVENTORIES

     A. The expense of conducting periodic inventories shall not be charged to the Joint Account unless agreed to by the Parties.

     B. The expense of conducting special inventories shall be charged to the Parties requesting such inventories, except inventories required due to change of Operator shall be charged the the Joint Account.

     EXHIBIT "D"

     Attached to and made a part of that certain Operating Agreement dated ___________ between Zydeco Exploration, Inc. and
     ___________________________.

     Operator shall, at all times while operations are conducted by it for the Joint Account, carry, pay for and charge to the Joint Account the following minimum insurance:

1.   Workman's Compensation
     Covering the employees of Operator engaged in operations hereunder in compliance with all applicable State and Federal laws.

2.   Employers Liability
     A minimum of $500,000 Combined Single Limit and a maximum of $1,000,000.

     Such limit will be set at the discretion of the Operator.

3.   Comprehensive General Liability
     Notwithstanding any provisions of this agreement to the contrary to insurance, all parties hereto shall be required to maintain insurance coverages as set forth below. Any Non-operator may request to be covered under the Operator's policy and if such can be arranged by Operator, such Non-operator shall pay its proportionate share of the cost of such coverage. Any Non-operator not covered under Operator's policy shall cause a certificate evidencing its required coverage to be promptly furnished to Operator. No drilling operation on any well subject to this agreement shall be commenced prior to the requirements of this insurance provision being fulfilled. The insurance coverages are:

     a)   $1,000,000 for Comprehensive General and Automobile Liability
          Coverage.
     b) A minimum of $5,000,000 and a maximum of $10,000,000 for Umbrella Liability coverage. Such limit will be set at the discretion of the Operator.
     c) A minimum of $10,000,000 combined single limit for Operator's Extra Expense coverage. Such limit will be set at the discretion of Operator.

4.   Non-Consent Operations
     If non-consent operations are conducted under the terms of this Agreement, the cost of insurance requirement hereunder in regard to such operations, as well as all losses, liabilities and expenses incurred as a result of such operations, shall be the burden of the Parties participating therein.

5.   Other Insurance

It is specifically understood that Operator shall have no obligation to carry any other insurance for the benefit of the Joint Account unless agreed to in writing by the Operator and the Non-Operator.

6.   Other

     All insurance maintained by the Operator and Non-Operators shall include Waivers of Subrogation on behalf of all parties to the contract. Operator shall inform Non-Operators within a reasonable amount of time of injury or death of persons, property damage or pollution of environment. Operator shall use reasonable efforts to require contractors working or performing services hereunder to comply with the Workers' Compensation and Employer's Liability laws, both State and Federal, and provide reasonable levels of General Liability Insurance naming the Operator and, if applicable, Non-Operators as additional insureds and providing Waivers of Subrogation against same. If any of the above described insurance is not available (or becomes unavailable) at reasonable premium rates, then Operator shall promptly give notice in writing thereof to the other parties and Operator thereafter shall not be required to obtain or continue such insurance in force.

7. Nothing herein contained shall preclude non-operators from providing and paying for their own Operator's Extra Expense coverage provided such coverage is acceptable to operator and evidence of such coverage is furnished to operator prior to the spudding or workover of a well.

                                  EXHIBIT "E"

Attached to and made a part of that certain Operating Agreement dated ___________________ , 199__ by and among __________________________________
as Operator and ____________________________as Non-Operators, covering
__________________________________________________________________________.

                             GAS BALANCING AGREEMENT

     This Gas Balancing Agreement is entered into by and between the Working Interest Owners who are parties to the attached Operating Agreement ("Operating Agreement") dated effective ____________________ covering ______ ________________________, described therein, said leases being hereinafter referred to as the "Contract Area" and such Owners hereinafter called "Party or Parties". The term "share" or "pro rata share" shall hereinafter mean an interest equal to a Party's percentage of participation in the working interest of a well or wells in the Contract Area. Each Party hereto has made or will make arrangements to either sell or utilize, which alternative is hereafter sometimes referred to as "market" or "marketing", its share of the gas produced from said Contract Area, but the Parties may market such gas at different times or prices. Therefore, in consideration of each Party's right to market its share of gas from the Contract Area in accordance with their individual needs and in consideration of each Party's right to share proportionately in the cumulative gas production from said Contract Area and of the covenants and agreements herein contained to be kept and performed by each of the Parties hereto, said Parties agree as follows:

                                      1.

     In accordance with the terms of said Operating Agreement, each Party hereto has the right to take its share of gas produced from the Contract Area and market same. If at any time a Party hereto is not taking or marketing its full share of gas or has contracted to sell its share of gas to a purchaser and that purchaser does not take the full share of gas attributable to the interest of such Party, the terms of this Agreement shall automatically become effective.

                                      2.

     During the period or periods when any Party hereto or any such Party's purchaser is not taking or marketing its full share of gas produced from the Contract Area, the other Parties ready and able to market their share of gas shall be entitled, but not required to produce, take, and deliver each month in proportion to their right of participation in the production and reserves of the Contract Area, all of the portion of the allowable gas production attributable to the underproducing Party(s) that is not being marketed; provided, however, unless otherwise agreed to by a majority interest of the Parties, no Party shall in any month be entitled to take more than two hundred percent (200%) of its monthly share of gas production unless such Party is an underproduced party. All Parties hereto shall share in and own the liquid hydrocarbons recovered from such gas by lease equipment in accordance with their respective interests and subject to the above referenced Operating Agreement, but the Party or Parties taking gas shall own all of the gas delivered to its or their purchaser. Each Party not marketing its full share of the gas produced shall be credited with deferred gas production in reservoirs equal to such share of the gas produced therefrom under this Agreement that was not marketed less its share of gas used in lease operations, vented or lost. The Operator will maintain a current account of the gas balance between the Parties and will furnish all Parties hereto monthly statements showing the quantity of deferred gas production credited to each Party identified by pricing category in the reservoirs under the terms hereof.

                                      3.

     Each party's right to defer production notwithstanding, if Operator, in its sole judgment, determines that any or all of the wells in the Contract Area must be produced to maintain the leases, to protect against offset drainage, to prevent the ultimate loss of reserves or for other valid reason, then each party will be obligated to market its proration share of production. If any party does not market its share of production, then Operator may either (a) purchase gas at the price prevailing in the area, or
(b) sell such gas to others at the best price obtainable by Operator. All contracts of sale by Operator of any Party's share of gas shall be only for such reasonable periods of time as are consistent with the minimum lease requirements. Proceeds of all shares made by Operator pursuant to this Paragraph, net of all marketing costs incurred by Operator, shall be paid to the Parties entitled thereto.

                                      4.

     At all times while gas is produced from a well or wells in the Contract Area, settlement for the lessor's royalties and all other jointly-shared leasehold burdens will be made or caused to be made by the Parties selling gas in proportion to each Party's gas sales to the total gas sales. All other leasehold burdens which are not jointly shared under the terms of the Operating Agreement, shall be paid by the Party creating the same at the time which they are due. Each Party hereto agrees to hold each other Party harmless from any and all claims for royalty payments burdening its interest asserted by royalty owners to whom each Party is accountable. Each Party producing and/or delivering gas to its purchaser shall pay or cause to be paid any and all production taxes due on such gas.

                                      5.

     For purposes of reporting taxable income and certain deductions and credits, the Parties to this Agreement agree to adopt the cumulative gas balancing method as described in I.R.S. Regs. Section 1.761-2(d). The Parties further agree to abide by all applicable changes to the Internal Revenue Code of 1986 (the "Code") as well as any temporary or final Internal Revenue Service Regulations ("Regulations")

                                                                    Exhibit "E"
as of their effective date. The appropriate Code and/or Regulatory language will become a part of this Agreement as though fully set forth in the Agreement as of such effective date. The Parties will be considered to have agreed to abide by any default requirements provided in the applicable Code and/or Regulations unless the Parties satisfy elective requirements specified in the applicable Code and/or Regulations. In the event of a conflict between the other provisions of this Agreement and this Paragraph 5., the provisions of this Paragraph 5. shall control.

                                      6.

     Commencing on the first day of the month after ten (10) days written notice to Operator, any Party at any time and from time to time may begin taking or delivering to a purchaser its share of the gas produced from a well or wells in the Contract Area. In addition to its share, each underproduced Party, including the Operator, if applicable, until it has recovered its deferred gas in storage and balanced the gas account as to its interest, shall be entitled to take or deliver to a purchaser a make-up volume of gas up to an amount equal to fifty percent (50%) of the overproduced Party's or Parties' share of gas produced. If two or more Parties are entitled to the make-up volumes, they shall divide such make-up volumes in accordance with the ratio of their respective percentage of participation in the working interest in the well or wells. Such additional takes by the underproduced Party or Parties shall offset any underproduction in the order of accrual. Nothing shall prevent any Party from taking its full share of production in order to make deliverability tests required by its purchaser. The Operator shall endeavor to determine the point in time when any overproduced Party has taken a volume of gas equal to one hundred percent (100%) of the volume of the ultimate recoverable gas reserves creditable to that producer from the well or wells in the Contract Area. Upon notice by Operator that it believes that such a point in time has been reached, notwithstanding anything herein to the contrary, the underproduced Parties shall be entitled to take one hundred percent (100%) of production of such gas until recovery of their deferred volumes of gas in storage and balancing of the gas account as to their respective interests, and from the time of such notice until such recovery, the overproduced Parties shall have no rights to any gas from such well or wells in the Contract Area. However, the Parties indemnify Operator, its successors and assigns, and save Operator harmless from all suits, actions, debts, accounts, damages, costs, losses and expenses arising from or out of adverse claims of all parties applicable to any determination of reserves or lack thereof.

                                      7.

     The provisions of this Agreement shall be applicable to all wells in the Contract Area to the end that production from one gas well may be utilized for the purpose of balancing deferred gas production from other wells in the Contract Area; provided, however that there shall be no balancing between gas reservoirs not qualifying for and being paid the same NGPA maximum lawful price. It is understood that gas imbalances incurred hereunder shall be computed by use of Btu equivalences.

                                      8.

     It is recognized that the purpose of this Agreement is to permit any Party not marketing or taking its full share of current gas production to defer its production from the reservoir and permit the marketing Party or Parties to pass clear title to all gas which is marketed or taken on a current basis. Therefore, when production of a given category of gas from the Contract Area permanently ceases, Operator shall be responsible for promptly determining the final accounting of underproduction and overproduction of such gas and shall notify all Parties to this Agreement and each overproduced Party shall account to and pay to Operator for distribution to each underproduced Party within sixty (60) days of said notice a sum of money equal to the amount actually received by such overproduced Party at the time of overproduction, less applicable taxes and royalties paid, from the sale of that part of the overproduced Party or Parties' total sales that is overproduction and equal to the deferred production of the underproduced
Party or Parties. Should any overproduced Party fail to pay the full amount due Operator when the same is due, as herein provided, interest thereupon shall accrue at a rate equal to the sum of the prime rate in effect at such time at the Chase Manhattan Bank, N.A., New York, New York, for commercial loans, plus two percent (2%) per annum, not to exceed the maximum lawful rate payable for the period from the date when such amount is due until the same is paid. Monies to be paid an underproduced Party shall not exceed those which such underproduced Party could legally have received under the terms of its own gas sales agreement(s) in effect at the time of overproduction, or, in the event an underproduced party did not have its own gas sales agreement(s) at the time such underproduction accrued, monies to be paid shall not exceed "Market Value" as defined below. For gas sold the price basis shall be the price received for the sale of the gas, except that should any portion of the price received be subject to refund as provided by applicable laws or regulations pursuant thereto, or other governmental authority, then the price basis of gas sold shall be the price received less the aforesaid refundable portion until such time as final determination is made with respect thereto and such additional collected amount is no longer subject to refund or until such time as the overproduced Party or Parties are agreeable to accept and do accept from the underproduced Party or Parties a corporate undertaking whereby such underproducer(s) agree to hold the overproducer(s) harmless from financial loss with respect to the refundable portion of the price received. In the event the marketing Party or Parties were taking gas in kind for their own use and had no gas sales contract, the price basis shall be Market Value (as defined below) but in no event less than the appropriate area, national or statutory rate applicable to such well(s) which a party would be authorized to collect and did in fact collect under applicable laws or regulations at the time the gas is produced for like quality and quantities. "Market Value" is defined as the price being paid for the sale of similar production from the general area.

                                      9.

     If, at any time, an overproduced Party elects to sell or assign its working interest in any well or well(s) covered by this Agreement, each underproduced Party in such well(s) shall have the individual right, but not the obligation, to request the overproduced Party electing to sell or assign its working interest to cash settle their pro rata share of such overproduction. The overproduced Party shall give each underproduced Party at least thirty (30) days written notice prior to the closing date of such sale or assignment advising of its intention to sell or assign its working interest. Such notice shall provide the name and location of the prospective purchaser. Upon receipt of the overproduced Party's notice, the underproduced Party(ies) shall have fifteen calendar days in which to advise the overproduced Party in writing of its election to cash settle. Should the underproduced Party elect to cash settle, payment shall be made as provided in Paragraph 8. with payment due within sixty (60) days from the date of the underproduced Party's notice. In the event the underproduced Party either
(i) waives its right to cash settle, or (ii) fails to respond timely, the underproduced Party(ies) shall not be entitled to cash settle with the selling overproduced Party and shall look to the new owner for any future settlement hereunder.


                                                                    Exhibit "E"

                                      10.

     Notwithstanding anything herein or in the Operating Agreement to the contrary, if any Party sells or assigns an interest in the working interest in the land owned by it when such Party is an underproduced or overproduced Party, the sale or assignment shall, insofar as the Parties hereto are concerned, include all interest of the selling or assigning Party in the gas, all right to receive or the obligation to provide make up gas and all right to receive or the obligation to make any money payment which may ultimately be due hereunder, as applicable. Operator and each of the other Parties hereto may treat the sale or assignment accordingly and the selling or assigning Party shall look solely to its purchaser or assignee for any interest in the gas or money payment that such Party may have or to which it may be entitled or shall cause its purchaser or assignee to assume any obligation it may have to provide make-up gas or make any payments hereunder, as applicable; provided, however, that the overproduced assignor shall, to the extent such sums cannot be recovered from its assignee, remain ultimately liable to the Parties hereto for any money payment relating to its overproduction incurred prior to the sale or assignment of its interest.

                                      11.

     In lieu of cash settlement as provided in Paragraph 8. and 9., an overproduced Party may deliver to the underproduced Party an offer to settle its overproduction in-kind and at such rates, quantities, times and sources as may be agreed upon by the underproduced Party. If the Parties are unable to agree upon the manner in which such in-kind settlement gas will be furnished within sixty (60) after the overproduced Party's offer to settle in-kind, which period may be extended by agreement of said Parties, the overproduced Party shall make a cash settlement as provided in Paragraph 8. and 9.. The making of an in-kind settlement offer under this Paragraph 11. will not delay the accrual of interest on the cash settlement should the Parties fail to reach agreement on an in-kind settlement.

                                      12.

     For purposes of this Agreement, all references hereinabove to production from a gas well shall include all gas reservoirs produced from such well(s) qualifying for the same maximum lawful price under the terms of applicable laws or regulations.

                                      13.

     Nothing in this Agreement shall change or affect each Parties obligations to pay its proportionate share, as set forth in the Operating Agreement of all cost and liabilities incurred in operations of the Contract Area.

                                      14.

     This Agreement may be executed in counterparts but will not be binding on any Party unless and until all working interest Parties in the Contract Area have accepted this Gas Balancing Agreement without exception

                                      15.
     This Agreement shall become effective in accordance with its terms and shall remain in force and effect for a term concurrent with said Operating Agreement or until final cash settlement is made to the underproduced Parties from all reservoirs, and shall inure to the benefit of and be binding upon the Parties hereto, their successors, legal representatives and assigns. Nothwithstanding any provision to the contrary in this or any other Agreement, any underproduced Party shall have the right for a period of two
(2) years after date that gas accounts are settled, to audit an overproduced Party's records as to volumes and prices received for gas produced from the Contract Area, and any overproduced Party shall have the right for a period of two (2) years after the gas accounts are settled, to audit any underproduced Party's records as to volumes.

                                      16.

     This Agreement shall be governed and construed in accordance with the laws of the State of Texas, without giving effect to the conflicts of laws rules of the State of Texas. Venue for any claims brought by the Parties under this Agreement shall be in Harris County, Texas.

                                      17.

     Participating Parties in each Non-Consent Well agree that the provisions of this Agreement shall apply to the balancing of gas production from each Non-Consent Well. Operator shall maintain separate accounting by Pricing Category for each Non-Consent Well.


                                                                    Exhibit "E"

A.A.P.L. FORM 610 - MODEL FROM OPERATING AGREEMENT - 1982
THERE IS NO EXHIBIT "G" TO THIS AGREEMENT

A.A.P.L. FORM 610 - MODEL FROM OPERATING AGREEMENT - 1982

THERE IS NO EXHIBIT "F" TO THIS AGREEMENT

      EXHIBIT "H"


      Attached to and made a part of Operating Agreement dated
      ____________________, 19___,  between ZYDECO EXPLORATION, INC.  and
      ______________________________________.



      NOTICE OF JOINT OPERATING AGREEMENT BETWEEN
      ZYDECO EXPLORATION, INC.
      AND

      --------------------------------------------------------------------

      THE STATE OF                                  ?

      KNOW ALL MEN BY THESE PRESENTS:
      PARISH OF                                        ?


      THAT, ZYDECO EXPLORATION, INC., a Texas corporation, with offices at 1200 Smith Street, Suite 1710, Houston, Texas 77002, ("Operator") and ______________________________________ whose address is
      _____________________________________ ("Non-Operator") hereby give notice as follows:

      WHEREAS, by that certain Operating Agreement dated _______________, 199__ (the "Operating Agreement"), which Agreement is available for review in the offices of Operator at the address above, by and between Operator and Non-Operator, concerning the participation by Non-Operator with Operator in the exploration and development for oil and gas within that certain "Contract Area", and that term is defined therein, and the acquisition by such Non-Operator interests therein, Operator was granted the following described liens and security interests under the terms of
      Article VII.B. and XV.I. of the Operating Agreement (the "Operator's Liens"):


      ARTICLE VII.B.
      LIENS AND PAYMENT DEFAULTS:

      Each Non-Operator grants to Operator a lien upon, and a security interest in, its oil and gas rights in the Contract Area in accordance with the provisions of Article XV.I. hereof to secure payment of its share of expense, together with interest thereon at the rate provided in Exhibit "C". To the extent that Operator has a security interest under the Uniform Commercial Code of the state, Operator shall be entitled to exercise the rights and remedies of a secured party under the Code. The bringing of a suit and the obtaining of judgment by Operator for the secured indebtedness shall not be deemed an election of remedies or otherwise affect the lien rights or security interest as security for payment thereof. In addition, upon default by any Non-Operator in the payment of its share of expense, Operator shall have the right, without prejudice to other rights or remedies, to collect from the purchaser the proceeds from the sale of such Non-Operator's share of oil and/or gas until the amount owed by such Non-Operator, plus interest, has been paid. Each purchaser shall be entitled to rely upon Operator's written statement concerning the amount of any default. Operator grants a like lien and security interest to the Non-Operators to secure payment of Operator's proportionate share of expense.

      If any party fails or is unable to pay its share of expense within thirty
      (30) days after rendition of a statement therefor by Operator, the non-defaulting parties, including Operator, shall, upon request by Operator, pay the unpaid amount in the proportion that the interest of each party bears to the interest of all such parties. Each party so paying its share of the unpaid amount shall, to obtain reimbursement thereof, be subrogated to the security rights described in the foregoing paragraph.

      ARTICLE XV.I.

      LIENS AND SECURITY INTERESTS:

1.    Liens and Security Interests of Operator:  Subject to the provisions of
      Article VII.B. of this Operating Agreement, to secure payment to Operator of all indebtedness due by each Non-Operator to Operator pursuant to this Operating Agreement, each Non-Operator hereby specially mortgages and hypothecates unto and in favor of Operator, and its successors and assigns, all right, title and interest of each Non-Operator in and to (i) the oil, gas, or other minerals in, on, and under the Contract Area, (ii) any oil, gas, and mineral leases covering the Contract Area or any portion thereof.

      In addition, Non-Operator grants to Operator a security interest in and to all of such Non-Operator's rights, titles, interests, claims, general intangibles, proceeds, and products thereof, whether now existing or hereafter acquired, in and to (i) all oil, gas and other minerals produced from the Contract Area when produced; (ii) all accounts receivable accruing or arising as a result of the sale of such oil, gas and other minerals;

      (iii) all cash or other proceeds from the sale of such oil, gas, and other minerals once produced; and (iv) all surface and sub-surface equipment and facilities of any kind or character located on the Contract Area and the cash or other proceeds realized from the sale thereof (collectively, the "Personal Property Collateral"). Some of the Personal Property Collateral is or will become fixtures on the Contract Area, and the interest of Non-Operator in and to the oil, gas and other minerals when extracted from the Contract Area and the accounts receivable accruing or arising as the result of the sale thereof shall be financed at the wellhead of the well or wells located on the Contract Area. This Operating Agreement (including a carbon, photographic, or other reproduction hereof) shall constitute a non-standard form financing statement under the terms of the Uniform Commercial Code, as adopted in the State of Louisiana, and, as such, may be filed for record in the office of the Clerk of Court of any parish in Louisiana (or the Recorder of Mortgages of Orleans Parish).

2. Lien and Security Interest of Non-Operator: Subject to the provisions of Articles VII.B. and XV.I.1. of this Operating Agreement, Operator hereby grants a like lien and security interest to each Non-Operator (in proportions to any indebtedness owed by Operator to each Non-Operator at any time and from time to time under the terms of this Operating Agreement) to secure payment by Operator of Operator's proportionate share of all costs and expenses incurred under the terms of this Operating Agreement and all sums owed by Operator to Non-Operator in connection with operations on and production of oil, gas and other minerals from the Contract Area, including, without limitation, any proceeds realized from the sale of oil, gas, and other minerals produced from the Contract Area received by Operator from the purchaser thereof and attributable to the interests therein of Non-Operator.
      All of the foregoing provisions of Article VII.B. and Article XV.I.1. relating to the grant of a lien and security interest to Operator by Non-Operator are hereby repeated mutatis mutandis, substituting the word "Operator" for "Non-Operator" and vice versa when appropriate.

3. Maximum Amount: The maximum amount for which the mortgage herein granted shall be deemed to secure the obligations of Non-Operator as stipulated herein is hereby fixed in an amount equal to $100,000,000.00 (the "Limit of the Mortgage"). Notwithstanding the foregoing Limit of the Mortgage, the individual liability of Non-Operator and Operator under the Operating Agreement and the mortgage and security interest granted hereby shall be limited to, and neither Operator nor Non-Operator, individually or collectively, shall be entitled to enforce the same against any Non-Operator or Operator for, an amount exceeding the actual indebtedness (including all interest charges, costs, attorney's fees, and other charges provided for in this Operating Agreement) outstanding and unpaid and that is attributable to or charged against the interest of such Non-Operator or Operator.

      EXECUTED this ______ day of ___________________, 199___.


WITNESSES:  OPERATOR:

                                     ZYDECO EXPLORATION, INC.
----------------------------


                                     BY:
-------------------------               ------------------------------

    NON-OPERATOR:
CHENIERE ENERGY, INC.

----------------------------


                                     BY:
-------------------------               ------------------------------


                                     BETA OIL & GAS, INC.
----------------------------


                                     BY:
-------------------------               ------------------------------


                                     EXCEL ENERGY, L. P.
----------------------------------------------------------------------


                                     BY:
-------------------------               ------------------------------

THE STATE OF TEXAS   X

COUNTY OF HARRIS     X

           On this ______ day of ________________, 199____, before me appeared
           ____________________, to me personally known, who, being by me duly sworn, did say that he is the ___________________________ of ZYDECO EXPLORATION, INC., and that said instrument was signed in behalf of said corporation by authority of its Board of Directors, and said ________________ acknowledged said instrument to be the free act and deed of said corporation.

-------------------------------------------------------------------------------

           My Commission Expires:               Notary Public - State of Texas

-------------------------------------------------------------------------------

           THE STATE OF __________________ X

           COUNTY/PARISH OF  ____________ X

           On this ______ day of _________________, 199____, before me appeared
           _____________________, to me personally known, who, being by me duly sworn, did say that he is the ___________________________ of
           ____________________________, and that said instrument was signed in behalf of said corporation by authority of its Board of Directors, and said ________________________ acknowledged said instrument to be the free act and deed of said corporation.

-------------------------------------------------------------------------------

           My Commission Expires:                  Notary Public - State of
           _____________

-------------------------------------------------------------------------------

State of ____________     ?

County of __________ ?

           On this ______day of _______________, 1999, before me appeared __________, to me personally known, who, being by me duly sworn, did say that he is the _____________, of Beta Oil & Gas, Inc., a ______ corporation, and that said instrument was signed and sealed on behalf of said corporation by authority of its Board of Directors, and said appearer acknowledged that he executed the same as the free act and deed of said corporation.

           IN WITNESS WHEREOF, I have hereunto set my official hand and seal on the date hereinabove written.

-------------------------------------------------------------------------------

           Notary Public in and for

           (SEAL)                                the State of ____________

           My Commision Expires:_______________




State of ____________     ?

County of __________ ?

           On this ______day of _______________, 1999, before me appeared __________, to me personally known, who, being by me duly sworn, did say that he is the _____________, of Excel Energy, L. P., a _______ corporation, and that said instrument was signed and sealed on behalf of said corporation by authority of its Board of Directors, and said appearer acknowledged that he executed the same as the free act and deed of said corporation.

           IN WITNESS WHEREOF, I have hereunto set my official hand and seal on the date hereinabove written.

-------------------------------------------------------------------------------

           Notary Public in and for

           (SEAL)                                the State of ____________

           My Commision Expires:_______________

                                   EXHIBIT A-1
                                       of
                                    EXHIBIT C
                                       to
                 COBRA PROSPECT AGREEMENT, DATED JANUARY 6, 1999
                        (CONFIDENTIAL TREATMENT REQUESTED